Exhibits

Exhibit 4.6

ASSET PURCHASE AGREEMENT

by and among

HEWLETT-PACKARD (CANADA) CO.

BALTIMORE TECHNOLOGIES PLC

and

BALTIMORE TECHNOLOGIES INC.

dated July 4, 2003

Exhibits

Exhibits

(Continued)

Exhibits

(Continued)

Exhibits

(Continued)

		Page
11.10	Successors and Assigns	50
11.11	Counterparts	50
11.12	Fees and Expenses	50
11.13	Specific Performance	51
11.14	Exhibits and Schedules	51
11.15	Other Remedies	51

EXHIBITS

Exhibit A	Disclosure Schedule
Exhibit B	Form of General Assignment, Assumption and Bill of Sale
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Non-Competition Agreement
Exhibit E	Form of Intellectual Property Transfer Agreement

SCHEDULES

Schedule 1.1(j)	Business Employees
Schedule 1.1(k)	Business Financial Statements
Schedule 1.1(t)	Consent Required Contracts
Schedule 1.1(tt)	Key Employees
Schedule 1.1(uu)	KeyTools
Schedule 1.1(rr)	Indivisible Contracts
Schedule 1.1(yy)	Licensed Intellectual Property
Schedule 1.1(zz)	Licensed Technology
Schedule 1.1(fff)	Offered Canadian Employees
Schedule 1.1(hhh)	Offered Non-Canadian Employees
Schedule 1.1(nnn)	Products
Schedule 1.1(xxx)	Seller Affiliate
Schedule 1.1(cccc)	Tangible Assets
Schedule 1.1(iiii)	Transferred Contracts
Schedule 1.1(jjjj)	Transferred Intellectual Property Rights
Schedule 1.1(kkkk)	Transferred Technology
Schedule 2.2(a)	Assets Being Excluded
Schedule 8.2(d)	Certain Third Party Consents
Schedule 8.2(e)	Release of Liens
Schedule 8.2(q)	NCC Escrow Form

Exhibits

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 4, 2003, 2003 by and among Hewlett-Packard (Canada) Co., a company existing pursuant to the laws of the province of Nova Scotia (“Buyer”) and Baltimore Technologies plc, a corporation organized under the laws of the United Kingdom (“Parent”) and Baltimore Technologies Inc., a corporation organized under the laws of the Province of Ontario (“Seller”). Certain capitalized terms used herein shall have the meanings given to them in Article 1.

RECITALS

A.	Seller is engaged in the Business (as defined in Section 1.1(h)).

B.	Buyer desires to purchase from Seller Group and Seller Group desires to sell to Buyer, assets related to the Business, and Buyer desires to assume certain liabilities of Seller Group related to the Business, all in consideration of the Purchase Price and on the terms and conditions set forth herein and in the Ancillary Agreements (the “Acquisition”).

C.	As a material inducement to Buyer and Seller to enter into this Agreement, Buyer and Seller shall enter into the Transition Services Agreement, in substantially the form set forth on Exhibit C and the Non-Competition Agreement, in substantially the form set forth on Exhibit D all of which shall be effective upon the Closing (as defined in Section 3.1).

D.	In connection with the Acquisition, Buyer on the one hand, and Seller on the other hand, desire to make certain representations, warranties, covenants and other agreements.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants, conditions and other agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

1.1	Definitions. The following capitalized terms shall have the meanings set forth below:

(a)	“Acquired Assets” shall have the meaning set forth in Section 2.1.

(b)	“Acquisition” shall have the meaning set forth in the recitals.

(c)	“Agreement” shall have the meaning set forth in the preamble.

Exhibits

(d)	“Ancillary Agreements” shall mean the General Assignment, Assumption and Bill of Sale, the Company Non-Competition Agreement, and the Transition Services Agreement.

(e)	“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

(f)	“Basket Amount” shall mean GBP 40,000.

(g)	“Books and Records” shall mean all papers and records (in paper or electronic format) in Seller’s care, custody, or control relating to the Business, including all purchasing and sales records, customer and vendor lists, accounting and financial records, product documentation, product specifications, marketing requirement documents and software release orders.

(h)	“Business” shall mean the Seller Group’s business of developing, marketing and selling the Products, and services and activities directly related thereto.

(i)	“Business Contract” shall mean all Contracts related to the Business between Seller or any Seller Affiliate and any other party.

(j)	“Business Employees” shall mean those employees of Seller or Seller Affiliates who, as of the Closing Date are, or have historically been, primarily dedicated to the Business, or other employees of Seller or Sellers Affiliates who will be offered employment by Buyer, including those employees identified on Schedule 1.1(j).

(k)	“Business Financial Statements” shall mean the selected financial information included in Schedule 1.1(k).

(l)	“Buyer” shall have the meaning set forth in the preamble.

(m)	“Circular” shall have the meaning set forth in Section 7.3.

(n)	“Closing” shall have the meaning set forth in Section 3.1.

(o)	“Closing Date” shall mean the date on which the Closing occurs.

(p)	“Code Offer” shall have the meaning set forth in Section 7.5(d).

(q)	“Confidentiality Agreement” shall mean that certain Mutual Nondisclosure Agreement dated as of June 2, 2003 between Hewlett-Packard Company and Parent.

(r)	“Conflict” shall have the meaning set forth in Section 4.3.

(s)	“Conflicting Proposal” shall have the meaning set forth in Section 7.5(d).

(t)	“Consent Required Contract” shall mean the Contracts related to the Business identified by Buyer as of the Closing Date on Schedule 1.1(t) or other Business Contracts (other than

Exhibits

Indivisible Contracts) which Buyer, in its sole discretion, has determined to include in Schedule 1.1(t) between the date hereof and the Closing Date, but which are not transferable or assignable without the consent of the other party or parties to such agreements, contracts or instruments, which consent has not been obtained as of the date of this Agreement or the Closing, as applicable.

(u)	“Constating Documents” shall have the meaning set forth in Section 4.1.

(v)	“Continuing Employees” shall mean the Business Employees who become employees of Buyer by the execution of and pursuant to the terms of an Offer Letter.

(w)	“Contract” shall mean any agreement, contract, indenture, instrument, guarantee or other similar agreement.

(x)	“Contractors” shall have the meaning set forth in Section 4.15(h).

(y)	“Copyrights” shall mean all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world.

(z)	“Customer Licenses” shall have the meaning set forth in Section 4.10(i).

(aa)	“Disclosure Schedule” shall mean the schedule of exceptions to the representations and warranties and the listing of information required under or made by Seller in Article 4, which schedule is delivered by Seller to Buyer on the date of this Agreement as an inducement to Buyer to enter into this Agreement, and which is attached hereto as Exhibit A.

(bb)	“Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other material arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, medical benefit, pension or supplemental pension plan, retirement compensation arrangement, group registered retirement savings plan, or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each employee benefit plan contributed to, or required to be contributed to, by Seller or any Seller Affiliate for the benefit of any Business Employee, or with respect to which Seller or any Seller Affiliate has or may have any Liability to any Business Employee, but excluding the Canada Pension Plan.

(cc)	“Excluded Assets” shall have the meaning set forth in Section 2.2.

(dd)	“File History” shall have the meaning set forth in Section 4.10(c).

(ee)	“General Assignment, Assumption and Bill of Sale” shall mean that certain general assignment, assumption and bill of sale executed by Seller (and, to the extent necessary, the Seller Affiliates) and delivered to Buyer at the Closing, the form of which is attached hereto as Exhibit B.

Exhibits

(ff)	“Geographic Limitation” shall have the meaning set forth in Section (ttt).

(gg)	“Governmental Authorization” shall mean each consent, license, permit, grant or other authorization issued to Seller or a Seller Affiliate by a Governmental Entity pursuant to which Seller or a Seller Affiliate currently operates or holds any interest in the Acquired Assets.

(hh)	“Governmental Entity” shall mean any court, administrative agency or commission or other federal, state, provincial, municipal, county, local or other foreign governmental authority, instrumentality, agency or commission.

(ii)	“GST” means all taxes payable under the GST Legislation or under any provincial legislation similar to the GST Legislation, and any reference to a specific provision thereof shall refer to any successor provision thereto of like or similar effect.

(jj)	“GST Legislation” means Part IX of the Excise Tax Act (Canada), as amended from time to time.

(kk)	“Hazardous Material” shall mean any amount of any substance that has been designated by any Governmental Entity or by applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, and urea-formaldehyde, other than office and janitorial supplies properly and safely maintained.

(ll)	“Hazardous Materials Activities” shall have the meaning set forth in Section 4.14(b).

(mm)	“Identified Customers” shall have the meaning set forth in Section 6.6.

(nn)	“Incorporated Open Source Materials” shall have the meaning set forth in Section 4.10(x).

(oo)	“Indebtedness” shall mean (i) any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances, (ii) capital lease obligations, (iii) any balance deferred and unpaid for the purchase price of any property, (iv) all indebtedness of others secured by a lien on any asset, (v) outstanding checks that will be funded by borrowed money, whether current or long-term, secured or unsecured, and (vi) to the extent not otherwise included in the immediately preceding clauses, any guaranty of any indebtedness of any other Person.

(pp)	“Indemnification Period” shall have the meaning set forth in Section 9.1.

(qq)	“Indemnified Parties” shall mean Buyer and its officers, directors, affiliates and agents.

Exhibits

(rr)	“Indivisible Contract” shall mean a Contract between Seller or a Seller Affiliate and a third party which is related to the Business as well as other operations and/or products of Seller, which is identified by Buyer as of the Closing Date, and which is set forth on Schedule 1.1(rr), or other Business Contracts which Buyer, in its sole discretion, has determined to include in Schedule 1.1(rr) between the date hereof and the Closing Date.

(ss)	“Intellectual Property Rights” shall mean any or all of the following and all statutory and/or common law rights in the U.S., Canada, and throughout the world in, arising out of, or associated therewith: (i) all Patents; (ii) all inventions (whether patentable or not), invention disclosures and improvements, all trade secrets, proprietary information, know how and technology; (iii) all works of authorship, Copyrights, mask works, copyright and mask work registrations and applications; (iv) all industrial designs and any registrations and applications therefor; (v) all Trademarks; (vi) all databases and data collections (including knowledge databases, customer lists and customer databases); (vii) all rights in Software; (viii) rights to Uniform Resource Locators, Web site addresses and domain names; and (ix) any similar, corresponding or equivalent rights to any of the foregoing.

(tt)	“Key Employees” shall mean those employees identified on Schedule 1.1(tt).

(uu)	“KeyTools” shall mean those software tools and utilities that are necessary or useful to creation, testing, maintenance or use of the Product, which are set forth on Schedule 1.1(uu).

(vv)	“KeyTools Libraries” shall have the meaning set forth in Section 6.2.

(ww)	“Latent Liability” shall mean any Liability arising out of violations of law or breach of Contract or breach of duty existing (and to the extent continuing after), or other facts or circumstances, actions taken or products delivered or services rendered, prior to the Closing.

(xx)	“Liability” shall mean any and all debts, liabilities and obligations, whether accrued, unaccrued, fixed, absolute, contingent, matured, unmatured, determined, determinable, including those arising under any law, claim, action, suit, arbitration, inquiry, proceeding or investigation by any Governmental Entity and those arising under any Contract or undertaking.

(yy)	“Licensed Intellectual Property” shall mean all Intellectual Property Rights (excluding the Transferred Intellectual Property Rights) that, as of and immediately following the Closing Date, are, or at any time prior thereto, were (i) related to, used in, or necessary to the operation of the Business, including the development, use, distribution and other exploitation of the Products or any products under development by Seller related to the Business; and/or (ii) embodied by any of the Transferred Technology or the Licensed Technology; and/or (iii) which are identified on Schedule 1.1(yy).

(zz)	“Licensed Technology” shall mean all Technology (excluding the Transferred Technology) that as of and immediately following the Closing Date (i) is, or at any time prior thereto

Exhibits

was, related to, used in, or necessary to the operation of the Business, including the development, use, distribution or other exploitation of the Products, or (ii) is identified on Schedule (zz).

(aaa)	“Liens” shall mean any mortgage, lien, pledge, charge, security interest or encumbrance of any kind whatsoever in respect of any asset, other than liens for Taxes not yet due and payable.

(bbb)	“Loss” shall mean any claim, loss, Liability, damage, deficiency, cost or expense, including reasonable attorneys’ fees and expense of investigation and defense.

(ccc)	“Material Adverse Effect” shall mean any change, event or effect that is materially adverse to the Acquired Assets, the Business, or results of operations of Parent related to the Business.

(ddd)	“Non-Competition Agreement” shall mean that certain agreement to be entered into between Buyer and Seller and effective as of the Closing, in the form attached hereto as Exhibit D.

(eee)	“Offer Letter” shall mean an offer letter given to each Offered Employee in accordance with Section 7.11.

(fff)	“Offered Canadian Employees” shall mean those employees identified on Schedule 1.1(fff).

(ggg)	“Offered Employees” shall mean the Key Employees, the Offered Canadian Employees and the Offered Non-Canadian Employees.

(hhh)	“Offered Non-Canadian Employees” shall mean those employees identified on Schedule 1.1(hhh).

(iii)	“Officer’s Certificate” shall mean a certificate signed by any Indemnified Party (or in the case of an Indemnified Party that is not a natural Person, an officer thereof): (i) stating that such Indemnified Party has sustained, incurred, or accrued, or has received written notice of a third party claim or potential claim that it reasonably believes would, if resolved adversely to such Indemnified Party, cause such Indemnified Party to sustain, incur, or accrue Losses, and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated and the basis for such Losses or anticipated Losses, and the nature of the misrepresentation or breach of warranty to which such item is related.

(jjj)	“Parent” shall have the meaning set forth in the preamble.

(kkk)	“Parent’s Representatives” shall have the meaning set forth in Section 7.5(a).

Exhibits

(lll)	“Patents” shall mean patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, in Canada, the United States, or any other jurisdiction.

(mmm)	“Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock corporation, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

(nnn)	“Products” shall mean the software products of Seller specified in Schedule 1.1(nnn), including all versions and releases (including updates and bug fixes) of such software products, and any and all derivatives or predecessors of all such products, regardless of whether listed on Schedule 1.1(nnn), all in both source and object code form.

(ooo)	“PTO” shall mean the United States Patent and Trademark Office, or any successor thereto.

(ppp)	“Purchase Price” shall mean the consideration to be delivered by Buyer to Seller in connection with the Acquisition, which shall consist of cash in the amount of GBP 8,300,000.

(qqq)	“Registered Intellectual Property Rights” shall mean all United States, Canadian, international and foreign: (i) Patents; (ii) registered Trademarks; (iii) registered Copyrights and applications for copyright registration; (iv) domain name registrations; and (v) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Entity.

(rrr)	“Registered Transferred Intellectual Property” shall have the meaning set forth in Section 4.10(b).

(sss)	“Resolution” shall have the meaning set forth in Section 7.4(a).

(ttt)	“Restriction” shall mean any Contract (whether or not listed or described in the Disclosure Schedule) to which Parent, Seller or any Seller Affiliate is a party, which has or may reasonably be expected to have the effect of materially prohibiting or impairing the operation of the Business or use of the Acquired Assets in any specific geographic location ( a “Geographic Limitation” ), except for the UAE Agreement.

(uuu)	“Restriction Release” shall mean, with respect to any Geographic Limitation, a fully-executed and enforceable amendment to the associated Restriction, which has the effect of releasing the Parent, Seller and/or Seller Affiliate from any and all Geographic Limitations formerly imposed under the Restriction such that, as of the Closing of the Acquisition, Buyer shall not be subject to any Geographic Limitation with respect to its ability to operate the Business or utilize the Acquired Assets.

Exhibits

(vvv)	“Returns” shall have the meaning set forth in Section 4.7(a)(i).

(www)	“Seller” shall have the meaning set forth in the preamble.

(xxx)	“Seller Affiliate” shall mean each affiliate of Seller listed on Schedule 1.1(xxx), each of which owns assets related to the Business, has the authority to enter into contractual arrangements with respect to the Acquired Assets, and/or employs Business Employees.

(yyy)	“Seller Group” shall mean Seller, together with all Seller Affiliates, and references to any member of the Seller Group shall include any of Seller or any Seller Affiliate.

(zzz)	“Shareholders’ Meeting” shall have the meaning set forth in Section 7.4(a).

(aaaa)	“Software” shall mean any and all computer software and code, including assemblers, applets, compilers, source code, object code, data (including image and sound data), design tools and user interfaces, in any form or format, however fixed including source code listings and documentation.

(bbbb)	“Superior Proposal” shall have the meaning set forth in Section 7.5(d).

(cccc)	“Tangible Assets” shall mean the tangible assets related to the Business identified on Schedule 1.1(cccc).

(dddd)	“Tax” and “Taxes” shall mean any and all federal, state, provincial, municipal, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts and any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

(eeee)	“Tax Act” shall mean the Income Tax Act (Canada), as amended from time to time.

(ffff)	“Technology” shall mean all technology, all information related to, constituting or disclosing any technology, and all tangible copies and embodiments in any media of technology, including all know-how, show-how, techniques, trade secrets, inventions (whether or not patented or patentable), algorithms, routines, Software, files, databases, works of authorship or processes.

(gggg)	“Termination Fee” shall have the meaning set forth in Section 10.3.

Exhibits

(hhhh)	“Trademarks” shall mean any common law or registered tradename, trademark or service mark; any intent-to-use applications for a trademark or service mark; or any other registration or application related to trademarks or services marks.

(iiii)	“Transferred Contracts” shall mean the agreements, contracts or instruments identified by Buyer as of the Closing Date on Schedule 1.1 (iiii) or other Business Contracts (other than Indivisible Contracts) which Buyer, in its sole discretion, has determined to include in Schedule 1.1(iiii) between the date hereof and the Closing Date, which do not require consent to assignment from a third party or for which consent to assignment from a third party has been obtained prior to the Closing.

(jjjj)	“Transferred Intellectual Property Rights” shall mean all Intellectual Property Rights owned or transferable by Seller: (i) embodied by, or which would be infringed by the making, using, offering for sale, selling, importing, copying, modifying, distributing or other exploitation of, the Products, the Transferred Technology or operation of the Business, including all Copyrights embodied by the Products; or (ii) primarily related to, or necessary for, the operation of the Business, and including those listed or described in Schedule 1.1(jjjj).

(kkkk)	“Transferred Technology” shall mean all Technology (including the Product) owned or transferable by Seller related to the Business or the Acquired Assets, including all Technology listed or described in Schedule 1.1(kkkk). To the extent that any Software constitutes Transferred Technology, all versions and releases of such Software, and Software from which such Software was derived, in both source and object code form, shall be included as Transferred Technology.

(llll)	“Transfer Taxes” shall mean all sales, use, value-added, gross receipts, excise, registration, stamp, duty, transfer and other similar taxes and governmental fees payable to Canadian taxing authorities.

(mmmm)	“Transition Services Agreement” shall mean that certain agreement to be executed and delivered by the parties and effective upon the Closing attached hereto as Exhibit C.

(nnnn)	“UAE Agreement” shall mean the Master Distributor Agreement dated December 21, 2000 between Baltimore Technologies Limited and MDSS.

(oooo)	“UKLA” shall have the meaning set forth in Section 7.3.

1.2	Interpretation and Construction.

(a)	All references in this Agreement to “Articles,” “Sections,” “Schedules” and “Exhibits” refer to the articles, sections, schedules and exhibits of this Agreement, unless otherwise indicated.

Exhibits

(b)	As used in this Agreement, neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require.

(c)	The words “hereof,” “herein” and “hereunder” and other words of similar import refer to this Agreement as a whole, as the same may from time to time be amended or supplemented, and not to any subdivision contained in this Agreement.

(d)	The word “including” when used herein is not intended to be exclusive and means “including, without limitation.”

(e)	The word “knowledge” when used herein shall mean the actual knowledge of Simon Enoch, Gene Amdur, Andrew Flint and Irving Reed, after making reasonable investigation.

(f)	The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE 2

ASSETS AND LIABILITIES

2.1	Acquired Assets. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees at the Closing to sell, convey, transfer and assign, or cause the Seller Group to sell, convey, transfer and assign to Buyer, and Buyer hereby agrees to purchase from the Seller Group all of Seller Group’s rights, title and interest in and to the assets related to the Business, free and clear of any and all Liens (collectively, the “Acquired Assets”), including the following assets:

(a)	The Tangible Assets;

(b)	The Transferred Intellectual Property Rights;

(c)	The Transferred Technology;

(d)	The Transferred Contracts;

(e)	The Books and Records;

(f)	All licenses, permits and other authorizations related to the Business or the Acquired Assets, and all pending applications thereof or renewals thereof;

(g)	All brochures, user manuals, graphics and art work (in each case, in paper and electronic format) and UPC codes relating to the Products;

Exhibits

(h)	All rights to recover past, present and future damages for the breach, infringement or misappropriation, as the case may be, of any of the foregoing; and

(i)	All of the goodwill associated with the Business.

2.2	Excluded Assets. Notwithstanding anything in Section 2.1 to the contrary, the following assets of the Seller Group related to the Business shall not be deemed to be an Acquired Asset and shall be excluded from the assets delivered by Seller or Seller Affiliates to Buyer at the Closing:

(a)	Those assets identified on Schedule 2.2(a), which Schedule may be updated between the date hereof and the Closing Date by Buyer, in its sole discretion;

(b)	All cash and cash equivalents;

(c)	Any claim, cause of action, right of recovery of any kind, to the extent primarily related to any Excluded Liability;

(d)	All interest in that certain lease agreement between the Standard Life Assurance Company and Seller dated as of December 13, 2000 and all subleases thereunder;

(e)	All Licensed Intellectual Property;

(f)	All Licensed Technology, including the KeyTools;

(g)	Amounts owed by any member of the Seller Group, or any shareholder, director, officer, employee of affiliate thereof, to any other member of the Seller Group;

(h)	Any refundable Taxes previously paid by any member of the Seller Group (including any Taxes paid under the GST Legislation) and any claim or right of any member of the Seller Group to any refund of Taxes;

(i)	Any refundable lease improvements previously paid by any member of the Seller Group and any claim or right of any member of the Seller Group to any refund of lease improvement payments;

(j)	All contracts of insurance, insurance policies (including D&O policies), insurance plans, insurance refunds, the interest of the Seller Group in any insurance policies, including, without limitation, any cash surrender value thereof, all assets of the foregoing and all rights and claims under or in respect of the foregoing;

(k)	Original Tax records and books and records pertaining thereto, minute books, corporate seals, taxpayer and other identification numbers and other documents relating to the organization, maintenance and existence of any member of the Seller Group as a Person;

Exhibits

(l)	All shares of capital stock of each member of the Seller Group and all of their affiliates;

(m)	The Indivisible Contracts;

(n)	All export control licenses held by Seller or a Seller Affiliate;

(o)	The products and Intellectual Property Rights in those items listed on Section 4.10(w) of the Disclosure Schedules;

(p)	All accounts receivable associated with the Business;

(q)	All trade payables associated with the Business;

(r)	The Seller’s rights under this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby; and

(s)	Any Acquired Assets sold or otherwise disposed of pursuant to and in compliance with Section 7.1 prior to Closing.

2.3	Assumed Liabilities. As of the Closing, Buyer hereby agrees to assume, pay or discharge when due only the following obligations or liabilities of the Seller Group (collectively, the “Assumed Liabilities”):

(a)	Those executory obligations of the Seller Group under the Transferred Contracts; and

(b)	All Liabilities of the Seller Group for Transfer Taxes payable in connection with the transfer of the Acquired Assets as contemplated by this Agreement.

2.4	Excluded Liabilities. Other than the Assumed Liabilities, Buyer shall not assume by virtue of this Agreement, and shall have no liability or obligation for, any Liability of Seller or any Seller Affiliate, including:

(a)	Any Indebtedness;

(b)	Any Latent Liability;

(c)	Any Liability which is past-due as of the Closing;

(d)	Any Liability relating to, arising out of or resulting from any Employee Plan;

(e)	Any Liability arising from or related to the Excluded Assets; and

(f)	Any Liability of Seller or Seller Affiliates in respect of Taxes.

Exhibits

2.5	Transfer Taxes. Buyer shall be liable for and shall pay directly to the appropriate Canadian taxing authority, within the required time period, all Transfer Taxes payable in connection with the transfer of the Acquired Assets.

ARTICLE 3

CLOSING AND PURCHASE PRICE

3.1	Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Goodmans LLP, 250 Yonge Street, Suite 2400, Toronto, Ontario, M5B 2M6, commencing at 12:00 p.m., Eastern Time, on the date that is two (2) business days following the satisfaction or written waiver of the conditions of Closing set forth in Article 8 hereof (other than those conditions which by their terms are not to be satisfied until the Closing, but subject to the waiver or fulfillment of those conditions), or such other date or location as the parties may mutually determine.

3.2	Purchase Price. At the Closing, Buyer will, by transfer of immediately available funds to a bank account designated in writing by Seller, deliver the Purchase Price to Seller (less applicable withholding Taxes, if applicable).

3.3	Closing Date Deliveries of Seller. At the Closing, Seller or Seller Affiliate, as applicable, shall deliver, or cause to be delivered, to Buyer:

(a)	The Acquired Assets, including (i) with respect to the Transferred Contracts, a complete, accurate and legible copy of each such Contract (including all amendments and supplements thereto); (ii) with respect to the Transferred Contracts that were Consent Required Contracts as of the date of this Agreement, a written consent by the third parties thereto to the transfer and assignment of such Consent Required Contract to Buyer; and (iii) with respect to all Software included in the Acquired Assets, such delivery to be made by electronic means;

(b)	The duly executed General Assignment, Assumption and Bill of Sale, which shall be in full force and effect;

(c)	The duly executed assignments of the Transferred Intellectual Property Rights in the form of Exhibit E, which shall be in full force and effect;

(d)	The duly executed certificates of Seller required by Section 8.2(k);

(e)	The opinion of legal counsel of Seller required by Section 8.2(i);

(f)	The duly executed Ancillary Agreements to which Seller or any Seller Affiliate is a party, which Ancillary Agreements shall be in full force and effect;

(g)	The duly executed tax election described in Section 7.21;

Exhibits

(h)	Copies of each item of Licensed Technology that is to be licensed to Buyer pursuant to Article 6. With respect to all Software included in such Licensed Technology that is to be licensed to Buyer pursuant to Article 6: (i) Seller shall deliver the copy of the source code and the object code form of such Software, and (ii) such delivery must be made by electronic means; and

(i)	Such other duly executed, good and sufficient instruments of sale, conveyance, assignment or transfer, in form and substance reasonably acceptable to Buyer’s counsel, so as to vest in Buyer good and valid title in and to the Acquired Assets.

3.4	Closing Date Deliveries of Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(a)	The Purchase Price;

(b)	The duly executed officer’s certificate of Buyer required by Section 8.3(d)

(c)	The duly executed General Assignment, Assumption and Bill of Sale, which shall be in full force and effect;

(d)	The duly executed tax election described in Section 7.21.

(e)	The duly executed Ancillary Agreements to which Buyer is a party that were not delivered on the date of this Agreement, which Ancillary shall be in full force and effect.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth or identified in the Disclosure Schedule, Seller and Parent hereby represent and warrant to Buyer as follows:

4.1	Organization. Seller and each of the Seller Affiliates is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation. Each member of the Seller Group has the corporate power to own the Acquired Assets and to carry on the Business as currently conducted. Each member of the Seller Group is duly qualified or licensed to do business and is in good standing as a foreign corporation or extra-provincial corporation (if applicable) in each jurisdiction in which it conducts the Business, except where the absence of such qualification, license or good standing, as applicable, would not have a Material Adverse Effect. Seller has delivered a true and correct copy of its articles of incorporation and bylaws or similar organizational documents (the “Constating Documents”), each as amended to date and in full force and effect on the date hereof, to Buyer. The operations now being conducted by each member of the Seller Group related to the Business have not now and have never been conducted under any other name, other than “Nevex Software Technologies, Inc.” and “Baltimore Technologies Inc.”

Exhibits

4.2	Authority.

(a)	Seller and Parent each have all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and each of the Ancillary Agreements to which Seller or any Seller Affiliate is a party and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller or any Seller Affiliate, as the case may be, and subject to obtaining the approval of Seller’s shareholders, no further action is required on the part of any member of the Seller Group to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and Parent and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of Seller and Parent, enforceable against Seller and Parent in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

(b)	The board of directors of Parent has unanimously (i) approved this Agreement, the Acquisition and the other transactions contemplated by this Agreement; (ii) declared that this Agreement, the Acquisition and the other transactions contemplated by this Agreement are advisable and in the best interests of Parent and its shareholders; and (iii) recommended approval of this Agreement, the Acquisition and the other transactions contemplated by this Agreement to the shareholders of Parent.

4.3	No Conflict. The execution and delivery by Seller and Parent of this Agreement, and the consummation of the transactions contemplated hereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation, payment of any benefit, or loss of any benefit under (any such event, a “Conflict”) (i) any provision of Seller’s or Parent’s Constating Documents or any of the Constating Documents of any Seller Affiliate, (ii) any Transferred Contract, (iii) any of the Contracts listed in Section 4.10 of the Disclosure Schedule, or any other inbound license of Technology or Intellectual Property incorporated in the Product or otherwise material to the Business but not required to be so scheduled; or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Business or the Acquired Assets. As a result of the consummation of the transactions contemplated by this Agreement, Buyer will not be prohibited from exercising any of its rights under the Transferred Contracts, and Buyer will not be required to pay any material additional amounts or consideration other than ongoing fees, royalties or payments which Seller or any Seller Affiliate would otherwise be required to pay pursuant to the terms of such Transferred Contracts had the transactions contemplated by this Agreement not occurred.

4.4	Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party to a Transferred Contract or Consent Required Contract, is required by, or with respect to, Seller or any Seller Affiliate in

Exhibits

connection with the execution and delivery of this Agreement or the Ancillary Agreements to which Seller or any Seller Affiliate is a party or the consummation of the transactions contemplated hereby or thereby.

4.5	Business Financial Statements. The Business Financial Statements are correct in all material respects as of the dates and during the periods indicated therein.

4.6	No Changes. Since December 31, 2002, there has or have not been, occurred or arisen any:

(a)	Transaction by Seller or any Seller Affiliate related to the Business or the Acquired Assets except in the ordinary course of business as conducted prior to that date and consistent with past practices;

(b)	Destruction of, damage to, or loss of any material asset, business or customer of Seller or any Seller Affiliate related to the Business (whether or not covered by insurance);

(c)	Other than in the ordinary course of business, consistent with past practice, increase in the salary or other compensation payable or to become payable by Seller or any Seller Affiliate to any Business Employee, or the declaration, payment or commitment or obligation of any kind for the payment (whether in cash, stock or otherwise) by Seller or any Seller Affiliate of a severance payment, termination payment, bonus or other additional salary or compensation to any Business Employee;

(d)	Other than in the ordinary course of business consistent with past practices, sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of Seller or any Seller Affiliate related to the Business, including the sale of any accounts receivable of Seller or any Seller Affiliate related to the Business, or any creation of any security interest in the Acquired Assets;

(e)	The commencement, settlement or notice, or to Seller’s or any Seller Affiliate’s knowledge threat, of any lawsuit, proceeding or other investigation against Seller or any Seller Affiliate related to the Business or the Acquired Assets;

(f)	(i) entering into any agreement with respect to any Intellectual Property Rights of Seller or any of its Seller Affiliates related to the Business or the Acquired Assets with any Person, other than non-exclusive licenses granted to end-user customers in the ordinary course of business consistent with past practices, (ii) purchase or license of any Intellectual Property Rights or entering into any agreement with respect to the Intellectual Property Rights of any Person related to the Business or the Acquired Assets, (iii) entering into any agreement with respect to the development of any Intellectual Property Rights with a third party related to the Business or the Acquired Assets, or (iv) other than in the ordinary course of business consistent with past practice, and as reflected in copies of the Transferred Contracts delivered to Buyer, change in pricing or royalties set or charged by Seller or any Seller Affiliate to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights to Seller or any Seller Affiliate related to the Business or the Acquired Assets;

Exhibits

(g)	Agreement or material modification to any agreement pursuant to which any other Person was granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of Seller or any Seller Affiliate related to the Business or the Acquired Assets;

(h)	Written claims or matters raised by any individuals or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Business or the Acquired Assets;

(i)	Waiver or release of any material right or claim of Seller or any Seller Affiliate related to the Business or the Acquired Assets;

(j)	Any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect; or

(k)	Agreement by Seller or any Seller Affiliate to do any of the things described in the preceding clauses (a) through (j) of this Section 4.6 (other than negotiations with Buyer and its representatives regarding the transactions contemplated by this Agreement and the Ancillary Agreements).

4.7	Tax Matters.

(a)	Tax Returns and Audits.

(i)	To the extent the failure to do so would materially and adversely impact the Acquired Assets, Buyer’s use of the Acquired Assets or the operation of the Business, as of the Closing Date, Seller and each Seller Affiliate will have prepared and timely filed all required federal, state, provincial, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to Seller, Seller Affiliates or their operations and such Returns are or will be true and correct in all material respects and have been or will be completed in accordance with applicable law.

(ii)	To the extent the failure to do so would materially and adversely impact the Acquired Assets, Buyer’s use of the Acquired Assets or the operation of the Business, as of the Closing Date, Seller and each Seller Affiliate will have paid all Taxes it is required to pay and will have withheld with respect to Business Employees and other Persons (and timely paid over to the appropriate Taxing authority) all Taxes and other Taxes required to be withheld.

(iii)	To the extent the failure to do so would materially and adversely impact the Acquired Assets, Buyer’s use of the Acquired Assets or the operation of the Business,

Exhibits

neither Seller nor any Seller Affiliate has been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against Seller or any Seller Affiliate, nor has Seller or any Seller Affiliate executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)	No audit or other examination of any Return of Seller or Parent that is or would be relevant to the Business or the Acquired Assets is presently in progress, nor has Seller or Parent been notified of any request for such an audit or other examination.

(v)	There are (and immediately following the Closing there will be) no Liens on the Acquired Assets relating to or attributable to Taxes other than customary Liens for Taxes not yet due and payable.

(vi)	Seller has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the Acquired Assets.

(vii)	To the extent relevant to the Business or the Acquired Assets, no adjustment relating to any Return filed by Seller or any Seller Affiliate has been proposed in writing by any tax authority to Seller or any Seller Affiliate or any representative thereof.

(viii)	Seller is not a non-resident of Canada for the purposes of the Tax Act.

4.8	Restrictions on Business Activities. There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which Seller or any Seller Affiliate is a party, related to the Business or the Acquired Assets, or otherwise binding upon on the Business or the Acquired Assets which has or may reasonably be expected to have the effect of materially prohibiting or impairing the operation of the Business or prohibiting or impairing any material acquisition of property (tangible or intangible) by Buyer in connection with the operation of the Business or the Acquired Assets or the conduct of the Business. Without limiting the generality of the foregoing, neither Seller nor any Seller Affiliate has entered into any agreement under which Seller is restricted from selling, licensing or otherwise distributing any of the Products or the Transferred Intellectual Property Rights and Transferred Technology to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

4.9	Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a)	Neither Seller nor any Seller Affiliate owns nor have they ever owned any real property used primarily in the Business.

(b)	Seller and each Seller Affiliate has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the Acquired Assets, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet or the notes thereto, (ii) Liens for

Exhibits

Taxes, assessments and similar charges which are not yet due and payable, or are being contested in good faith, and (iii) such imperfections of title and encumbrances, if any, which do not materially detract from the value thereof.

4.10	Intellectual Property.

(a)	Section 4.10(a) of the Disclosure Schedule contains a complete and accurate list (by name and version number) of all Products related to the Business or the Acquired Assets that have been sold, distributed or otherwise disposed of in the five (5)-year period preceding the date hereof, or under development as of the Closing Date.

(b)	Section 4.10(b) of the Disclosure Schedule lists all the Transferred Intellectual Property Rights that are Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by Seller or any Seller Affiliate (the “Registered Transferred Intellectual Property Rights”), and lists any proceedings or actions before any court, tribunal (including the US PTO) or equivalent or similar authority anywhere in the world, related to any of the Registered Transferred Intellectual Property Rights, other than proceedings to which Seller and any Seller Affiliate is not a party or by which any of such are bound.

(c)	Each Registered Transferred Intellectual Property Right is valid and subsisting. Seller has provided to Buyer all of the file histories, correspondence, fee documents, and other information relevant to obtaining, maintaining, and perfecting such Registered Transferred Intellectual Property Rights (“File History”), and the File History for each item of Registered Transferred Intellectual Property is accurate and complete.

(d)	In each case in which Seller or any Seller Affiliate has acquired, other than through a written license, any Intellectual Property Right from any Person related to the Business or the Acquired Assets, Seller or Seller Affiliate has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to all such Intellectual Property Rights to Seller or Seller Affiliate. As of the Closing, where such Transferred Intellectual Property Right was registered, or is now a Registered Transferred Intellectual Property Right or part thereof, Seller or its Subsidiaries have recorded or caused to be recorded, or have taken appropriate actions to record or have recorded, each such prior assignment of such Intellectual Property Right with the relevant Governmental Entity in accordance with applicable laws and regulations in each jurisdiction in which such recordation is required.

(e)	Seller has no knowledge of any facts or circumstances that would render any Transferred Intellectual Property Rights or Licensed Intellectual Property invalid or unenforceable, including any fact or circumstance that would operate as a statutory bar to obtaining a final patent from an application, as those statutory bars are set forth in 35 U.S.C. § 102.

(f)	No assignment or transfer of the Transferred Intellectual Property Rights, and no subsequent licensing of the Transferred Intellectual Property Rights by the Buyer, would result in any breach, modification, cancellation, termination or suspension of any rights in respect of the Transferred Intellectual Property Rights or require the consent of, or additional payment of any kind to, any Person.

Exhibits

(g)	Each item of the Transferred Intellectual Property Rights and Licensed Intellectual Property is free and clear of any liens or encumbrances other than non-exclusive licenses to third parties. For all the Transferred Intellectual Property Rights (including the Copyrighted works that are included or incorporated into the Products) and Licensed Intellectual Property, (a) Seller is either the exclusive owner or (b) Seller or another member of the Seller Group obtained those Transferred Intellectual Property Rights or that Licensed Intellectual Property pursuant to (i) a Contract listed in Section 4.10(p) of the Disclosure Schedule as an inbound license agreement, or (ii) an inbound end-user license agreement for generally and commercially available “off-the-shelf” third party software in binary code form. Without limiting the generality of the foregoing, Seller is the exclusive owner of all Trademarks used in connection with the operation or conduct of the Business, including the sale, distribution or provision of the Product by Seller or any Seller Affiliate.

(h)	Neither Seller nor any Seller Affiliate has transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Right that is Transferred Intellectual Property Rights or Licensed Intellectual Property, to any other Person.

(i)	Seller owns or is licensed to use and possesses sufficient and legally enforceable right to all Transferable Intellectual Property Rights and all Licensed Intellectual Property. No third party owns or has any rights to or under any of the Transferred Intellectual Property Rights, except for non-exclusive licenses granted to end-user customers in the ordinary course of business (“Customer Licenses”).

(j)	Transferred Intellectual Property Rights and Licensed Intellectual Property constitute all the Intellectual Property Rights material to the Business as it currently is conducted or as conducted in substantially the same manner following the Closing, or which are used in and/or necessary to the conduct of the Business.

(k)	No Person who has licensed any Intellectual Property Rights to Seller related to the Business or the Acquired Assets has ownership rights or license rights to improvements made by or for Seller in such Intellectual Property Rights.

(l)	Seller has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party Software that are material to the operation of the Business or that are required to create, modify, compile, operate or support any Software that is incorporated into the Product.

(m)	No government funding, facilities of a university, college, other educational institution or research center was used in the development of any Transferred Intellectual Property Rights or Licensed Intellectual Property. To the knowledge of Seller, no current or former employee, consultant or independent contractor of Seller, who was involved in, or who contributed

Exhibits

to, the creation or development of any Transferred Intellectual Property Rights or Licensed Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Seller.

(n)	The operation of the Business as it is currently conducted, and to the extent conducted in the same manner following the Closing, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of Products related to the Business or the Acquired Assets does not, and will not (when conducted as described above), infringe or misappropriate any Intellectual Property Right of any Person, violate any right of any Person, and does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction; Seller has not received written notice from any Person claiming that such operation of the Business, or any act, product, technology or service related to the Business or the Acquired Assets (including products, technology or services currently under development) of Seller infringes or misappropriates any Intellectual Property Right of any Person or constitutes unfair competition or unfair trade practices under the laws of any jurisdiction (nor does Seller have knowledge of any basis therefor).

(o)	No Transferred Intellectual Property Rights, Licensed Intellectual Property or Product related to the Business or the Acquired Assets is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that would reasonably be expected to adversely affect the validity or enforceability of such Transferred Intellectual Property Rights or Licensed Intellectual Property.

(p)	Other than inbound end-user license agreements for generally and commercially available “off-the-shelf” third party software in binary code form, and other than outbound “shrink-wrap” licenses in substantially the forms set forth on Section 4.10(p) of the Disclosure Schedule, Section 4.10(p) of the Disclosure Schedule lists all Contracts to which Seller and any Seller Affiliate is a party with respect to any Transferred Intellectual Property Rights or Licensed Intellectual Property. All such Contracts are in full force and effect. Seller is not in material breach of nor has Seller failed to perform in any material respect under, any of the foregoing Contracts and, to Seller’s knowledge, as of the date hereof, no other party to any such Contract is in material breach thereof or has failed to perform in any material respect thereunder. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such Contracts. Section 4.10(p) of the Disclosure Schedule also includes the following information with respect to each Contract otherwise listed above: (i) whether that Contract is an “Inbound License” or an “Outbound License,” (ii) Whether there are royalties or fees due or payable by Seller or another Person in the Seller Group to a Third Party under such Contract.

(q)	Section 4.10(q) of the Disclosure Schedule lists all Contracts other than Customer Licenses between Seller or Seller Affiliates and any other Person wherein or whereby Seller or any Seller Affiliate has agreed to, or assumed, any obligation or duty to warrant, indemnify,

Exhibits

reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by Seller or such other Person of the Intellectual Property Rights of any Person other than Seller related to the Business or the Acquired Assets.

(r)	To the knowledge of Seller, there are no Contracts between Seller (or any Seller Affiliates) and any other Person with respect to Transferred Intellectual Property Rights or Licensed Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by Seller thereunder.

(s)	To the knowledge of Seller, no Person is infringing or misappropriating any Transferred Intellectual Property Rights or Licensed Intellectual Property.

(t)	Seller has protected Seller’s rights in Confidential Information (as defined in the Confidentiality Agreement) and trade secrets of Seller related to the Business or the Acquired Assets or provided by any other Person to Seller to the extent reasonable and customary in the industry in which Seller operates. To the extent relevant to the Business and the Acquired Assets, Seller has and enforces a policy requiring each employee and consultant of Seller to execute an employment or consulting agreement substantially in the form attached to the Disclosure Schedule as Exhibit 4.10(t) thereto and all current and former employees and consultants of Company who have created or modified any of Transferred Intellectual Property Rights or Licensed Intellectual Property have executed such an agreement and such agreement assigns all of such employees’ and consultants’ rights (and waives, to the extent permitted by law, applicable moral rights of such employees and consultants) in and to Transferred Intellectual Property Rights or Licensed Intellectual Property to Seller.

(u)	Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer, by operation of law or otherwise, of any Contracts to which Seller is a party, will result in (i) Buyer granting to any third party any right to or with respect to any Intellectual Property Right owned by, or licensed to pursuant to any Contract to which Seller is a party or by which it is bound, (ii) Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, or (iv) Buyer being obligated to pay any royalties or other amounts to any third party in excess of those payable by Buyer prior to the Closing Date pursuant to any Contract to which Seller is a party or by which it is bound.

(v)	Immediately following the consummation of the transactions contemplated by this Agreement, Seller will not own or control any Patents that claim priority from, or are continuations or divisionals of, those Patents included in the Acquired Assets; none of the Patents included in the Transferred Assets claim priority from, or are continuations or divisionals of, any other Patent owned or controlled by Seller. None of the Patents included in the Transferred Intellectual Property Rights is subject to a terminal disclaimer. None of the Continuing Employees are listed as the inventor for a Patent owned by Seller or a Seller Affiliate and not included in the Transferred Intellectual Property Rights, and none of the Patents retained by Seller originate from the subject of the Business or were invented in the course of or in relation to the operations of the Business.

Exhibits

(w)	The Transferred Technology and Licensed Technology (to the extent delivered under this Agreement) together constitute all of the Technology that is used in or reasonably necessary for the operation of the Business, and for Buyer to further develop, license, support, market, distribute, maintain and otherwise exploit the Product after Closing, and to conduct the Business after Closing, each in substantially the same manner as prior to the Closing. After the Closing Date, Seller will not own or have control of any product that is derived from the Product, or any product or software of which the Product is a derivative work.

(x)

(i)	Section 4.10(x) of the Disclosure Schedule lists all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License) that is incorporated into the Product, combined with the Product or distributed in conjunction with the Product (“Incorporated Open Source Materials”).

(ii)	None of the Incorporated Open Source Materials are licensed under license terms that create, or purport to create, obligations for Seller or its Subsidiaries with respect to Intellectual Property Rights or Technology, or grant, or purport to grant, to any third party, any rights to Technology or Intellectual Property Rights, or any immunities under Intellectual Property Rights (including but not limited to using any Incorporated Open Source Materials that require, as a condition of use, modification and/or distribution of such Incorporated Open Source Materials that other software incorporated into, derived form or distributed with such Incorporated Open Source Materials be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge).

(y)	All Schedules describing or listing the Product, other of Seller’s products and services related to the Business, the Acquired Assets, the Transferred Intellectual Property and the Licensed Intellectual Property are complete and accurate.

(z)	Neither Seller nor any Subsidiary has received any opinion of counsel regarding a potential allegation of infringement, or the application of any Patent to the Product or the operation of the Business.

(aa)	All Products sold, licensed, or delivered by or for Seller, and all services provided by Seller in connection with the Business on or prior to the Closing Date conform in all material respects to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to customers. Seller has provided Buyer with all documentation and notes relating to the testing of the Product, and all material information about unresolved bugs and unresolved non-conformities in the Product.

Exhibits

(bb)	Section 4.10(bb) of the Disclosure Schedule identifies each Contract pursuant to which, or each circumstance under which (i) Seller or any Subsidiary has deposited, or is or may be required to deposit any source code related to the Product with an escrow holder or any other Person, and (ii) Seller or any Subsidiary has disclosed, delivered or licensed to any Person other than Buyer any source code related to the Product, or (iii) Seller or any Subsidiary (or any third party of for which Seller has knowledge) has permitted the disclosure or delivery to any escrow agent or other Person, of any source code related to the Product. The execution of this Agreement, in and of itself, will not, or would not reasonably be expected to, result in the release from escrow of any such source code. No event has occurred, and no circumstance or condition exists that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery of any source code related to the Product to any Person by Seller, any Subsidiary of Seller, or any Person acting on their behalf. After the Closing, Seller will have either delivered to Buyer or destroyed all copies of the source code to the Product or related to the Product.

(cc)	Seller has implemented procedures consistent with standard industry practices to ensure that the Product and the Transferred Technology are free from viruses or other disabling codes.

4.11	No Defaults. Seller and each Seller Affiliate is in compliance with and has not materially breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any Transferred Contract or any Contract required to be disclosed under Section 4.10 hereof, nor is Seller aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both.

4.12	Governmental Authorization. Each consent, license, permit, grant or other authorization (i) pursuant to which Seller or any Seller Affiliate currently operates or holds any interest in the Acquired Assets, or (ii) which is required for the operation of the Business as currently conducted has been issued or granted to Seller or any Seller Affiliate, and is in full force and effect.

4.13	Litigation. There is no action, suit, claim or proceeding of any nature related to the Business or the Acquired Assets pending, or to the knowledge of Seller, threatened, against Seller, any Seller Affiliate or any of their officers or directors. To the knowledge of Seller, there is no investigation or other proceeding related to the Business or the Acquired Assets pending or threatened against Seller, any Seller Affiliate or any of their officers or directors in their respective capacities as such by or before any Governmental Entity. No Governmental Entity has provided Seller with written notice challenging or questioning the legal right of Seller or any Seller Affiliate to conduct the Business as conducted at that time or as presently conducted.

4.14	Environmental Matters.

(a)	Hazardous Material. Neither Seller nor any Seller Affiliate has, to the extent relevant to the Business or the Acquired Assets, illegally released any amount of Hazardous Material, but excluding office and janitorial supplies properly and safely maintained.

Exhibits

(b)	Hazardous Materials Activities. Neither Seller nor any Seller Affiliate has released or exposed its Business Employees or others to Hazardous Materials in violation of any law or in a manner that would result in liability to Seller or any Seller Affiliate, nor has Seller or any Seller Affiliate disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c)	Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Seller threatened, concerning any environmental permit, Hazardous Material or any Hazardous Materials Activity related to the Business or the Acquired Assets. Seller has no knowledge of any fact or circumstance which could involve Seller in any environmental litigation or impose upon Seller or any Seller Affiliate any environmental liability.

4.15	Employee Matters.

(a)	Section 4.15(a) of the Disclosure Schedule contains (i) a list of the Business Employees and (ii) a true and complete list of all remuneration payable and other benefits provided which Seller or any Seller Affiliate is bound to provide (whether at present or in the future) to each such employee, or any person affiliated with any such employee, and includes, if any, particulars of all profit sharing, incentive and bonus arrangements to which Seller or any of Seller Affiliate is a party, whether legally binding or not.

(b)	Section 4.15(b) of the Disclosure Schedule contains an accurate and complete list of each Employee Plan. Seller has delivered to Buyer correct and complete copies of all documents embodying each Employee Plan, including all amendments thereto and all related trust documents.

(c)	None of the Business Employees has received a pension grant or any other kind of voluntary pension benefit.

(d)	Each of the Employee Plans is, and has been, established, registered, qualified, administered and invested materially in compliance with (i) the terms thereof, (ii) all applicable laws, including, without limiting the generality of the foregoing, the applicable pension and tax legislation, (iii) the administrative practices of the applicable pension regulator and tax authorities; and the Seller Group has not received, since December 31, 2002, any notice from any person questioning or challenging such compliance (other than in respect of any claim related solely to that person), and the Seller Group has no knowledge of any such notice from any person questioning or challenging such compliance prior to December 31, 2002.

(e)	None of the Offered Employees has given or received notice of termination of employment and neither Seller nor any Seller Affiliate has, since December 31, 2002, given notice

Exhibits

of any reduction to any employee or Governmental Entity or started consultations with any trade union pursuant to any statute or regulation.

(f)	No collective bargaining agreement exists that is binding on Seller or any Seller Affiliate with respect to the Business Employees, and to Seller’s knowledge, no petition has been filed or proceeding instituted, or any action taken in contemplation of any such filing or institution, by an employee or group of employees of Seller or any Seller Affiliate, seeking recognition of a bargaining representative.

(g)	There is no labor strike, dispute, slow down or stoppage pending or, to the knowledge of Seller or any Seller Affiliate, threatened against Seller or any Seller Affiliate by any of the Business Employees, and neither Seller nor any Seller Affiliate has received any demand letters, civil rights charges, suits or drafts of suits with respect to claims made by any of the Business Employees.

(h)	Other than Jason Smith, Kevin Buter and Siobuhn Keating (the “Contractors”), no person is performing consulting services for the Business or in connection with the Acquired Assets. To Seller’s knowledge, each of the Contractors has been properly classified as an “independent contractor” for purpose of withholding obligations with respect to any Taxes.

(i)	Seller and each Seller Affiliate is in compliance in all material respects with all applicable foreign, federal, state, provincial and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to the Business Employees.

(j)	Seller and each Seller Affiliate has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to the Business Employees.

(k)	There are no pending, or to Seller’s or any Seller Affiliate’s knowledge, threatened claims or actions by any Business Employee against Seller or any Seller Affiliates under any worker’s compensation policy or long-term disability policy.

(l)	To the knowledge of Seller and each Seller Affiliate, no Business Employee is obligated under any agreement or subject to any judgment, decree or order of any court or administrative agency that would interfere with such Business Employee’s efforts to promote the interests of the Business or that would interfere with the Business. To Seller’s and each Seller Affiliate’s knowledge, neither the execution nor delivery of this Agreement, nor the carrying on of the Business as presently conducted nor any activity of the Business Employees in connection with the carrying on of the Business as presently conducted or currently proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any agreement under which any of such Business Employees is now bound.

Exhibits

4.16	Compliance with Laws. Seller and each Seller Affiliate has complied in all material respects with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state, provincial or local statute, law or regulation related to the Business or the Acquired Assets.

4.17	Corruption of Foreign Public Officials Act. Neither Seller nor any Seller Affiliate (including any of its officers or directors) has taken any action related to the Business or the Acquired Assets which would cause it to be in violation of the Corruption of Foreign Public Officials Act (Canada), as amended, or any rules or regulations thereunder.

4.18	Warranties; Indemnities. Except for warranties implied by law or those provided for in the Transferred Contracts or other documents or materials delivered to Buyer, neither Seller nor any Seller Affiliate has given any warranties or indemnities relating to products or technology sold or services rendered by Seller or any Seller Affiliates related to the Business or the Acquired Assets.

4.19	Complete Copies of Materials. Seller has delivered true and complete copies of each document (or summaries of same) that has been requested by Buyer or its counsel.

4.20	Suppliers and Customers. Except as disclosed in the Transferred Contracts delivered to Buyer, since December 31, 2002 no licensor, vendor, supplier, licensee or customer of Seller or any Seller Affiliate has cancelled or otherwise materially modified its relationship with Seller or any Seller Affiliate in a manner adverse to the Business or the Acquired Assets, taken as a whole, and (i) no such Person has communicated in writing to the officers, directors or other senior managers of Seller any intention to do so, (ii) to the knowledge of Seller, no such Person has any intention to do so, and (iii) to the knowledge of Seller, the consummation of the transactions contemplated hereby will not adversely affect any of such relationships.

4.21	Sufficiency of Assets. The Seller Group owns or has sufficient rights to use all of the assets, tangible and intangible, necessary to operate the Business, and no other affiliate of Seller owns or has rights to use any assets, tangible or intangible, necessary to operate the Business.

4.22	Authority to Direct Seller Affiliates. Each Seller Affiliate is a direct or indirect wholly-owned subsidiary of Parent, and Parent has the authority to direct each Seller Affiliate to perform its obligations under this Agreement and Ancillary Agreements.

4.23	GST. Seller is a registrant for the purposes of the GST Legislation and its registration number is 867391229RT0001.

4.24	UAE Agreement. The UAE Agreement terminates on or before December 31, 2003, and the terms of exclusivity contained therein expire on such date.

4.25	Representations Complete. None of the representations or warranties made by Seller (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by Seller pursuant to this Agreement contains, or will

Exhibits

contain at the Closing Date, any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. The information furnished on or in any documents mailed, delivered or otherwise furnished to the shareholders of Seller in connection with the solicitation of their consent to this Agreement and the Acquisition, will not contain, at or prior to the Closing Date, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

5.1	Organization. Buyer is a company duly organized and validly existing under the laws of the Province of Nova Scotia.

5.2	Authorization. Buyer has all requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer, and no further corporate action is required on the part of Buyer or its shareholders to approve, adopt or authorize this Agreement, any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller, constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief and other equitable remedies.

5.3	Noncontravention. The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with (i) any provision of Buyer’s memorandum and articles of association; or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to it.

5.4	Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by, or with respect to, Buyer in connection with the execution and delivery of this Agreement or the Ancillary Agreements to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby.

5.5	GST. The Buyer is a registrant for the purposes of the GST Legislation and its registration number is 102340239.

Exhibits

5.6	Taxes. Buyer is not a non-resident of Canada for the purposes of the Tax Act.

ARTICLE 6

LICENSES

6.1	License to Buyer of Licensed Intellectual Property. Seller hereby grants Buyer and its worldwide Affiliates a non-exclusive, royalty-free, fully-paid, perpetual, irrevocable, transferable, worldwide license, including the right to grant and authorize sublicenses (i) under the Licensed Intellectual Property (other than (A) KeyTools, (B) any Licensed Intellectual Property not owned by Seller that by its terms may not be transferred or sub-licensed by Seller), or (C) rights in and to the Incorporated Open Source Materials), to make, have made, use, sell, offer for sale, import, and improve any products or services, and to practice any method or process, (ii) to the Licensed Technology (other than KeyTools), to use, reproduce, distribute, make derivative works based on, perform and display, and transmit that Licensed Technology (other than (A) KeyTools, (B) any Licensed Technology not owned by Seller that by its terms may not be transferred or sub-licensed by Seller), or (C) rights in and to the Incorporated Open Source Materials). To the extent any Licensed Technology is KeyTools, the license in Section 6.2 applies.

6.2	License to KeyTools. Seller hereby grants Buyer and its worldwide affiliates a non-exclusive, royalty-free, fully-paid, perpetual, irrevocable, worldwide license to use and modify the KeyTools, to incorporate into the Products and derivatives thereof the Certificate Path Validation (CPV) libraries and other KeyTools libraries that are either incorporated in the current version of the Product or that Seller currently plans to include in the next version of the Product (“KeyTools Libraries”), and to make, use, distribute, sell, offer for sale, import and improve those Products and their derivatives. For greater certainty, Buyer acknowledges and agrees that it shall not use the KeyTools for any purpose other than in connection with the Product and derivatives thereof. Buyer may sublicense the foregoing rights to consultants and contractors who are exercising those rights on behalf of Buyer provided that such consultants and contractors are made aware of the restrictions on the use of KeyTools contained in this Section 6.2 and agree in writing to be bound by the terms hereof. The foregoing license is transferable by Buyer or its Affiliates only in connection with a merger, acquisition, or sale of all or substantially all of the assets to which the KeyTools relates. Buyer acknowledges and agrees that all right, title and interest in and to the KeyTools, including without limitation all Intellectual Property Rights, shall at all times remain with Seller and that Buyer’s only rights with respect to the KeyTools shall be as expressly provided in this Section 6.2. Buyer shall not remove, obscure, alter or modify any patent, copyright, trademark or other proprietary notice or designation which appears in or on the KeyTools, and Buyer shall ensure that such notices and designations appear on any copies of the KeyTools; provided that when only the KeyTools Libraries are incorporated in a Product or derivative, then such notice need be only in the header file for the source code version of that Product or derivative. Buyer acknowledges that KeyTools constitutes confidential and proprietary information of Seller and agrees that, other than when KeyTools Libraries are incorporated into a Product or derivative of that Product, it shall not disclose or provide access to KeyTools to any third party without Seller’s prior written consent.

Exhibits

Buyer shall use and maintain at least the same degree of care that it uses to protect its own information and materials of similar nature from disclosure to protect the KeyTools (which in any event shall be no less than a reasonable degree of care).

6.3	Technical Support. During the first year after the Closing Date, Seller shall provide Buyer and its affiliates with a reasonable amount of technical assistance regarding KeyTools, at Buyer’s request and Seller’s expense.

6.4	Ongoing Delivery of KeyTools. On an ongoing basis during the first year after the Closing Date, Seller shall deliver to Buyer all new versions of KeyTools (and, at Buyer’s request, other any updates or improvements of KeyTools) that are created, also in object code and source code form.

6.5	WARRANTY DISCLAIMER. OTHER THAN AS PROVIDED ELSEWHERE IN THIS AGREEMENT, THE KEYTOOLS, LICENSED TECHNOLOGY, AND LICENSED INTELLECTUAL PROPERTY IS PROVIDED ON AN “AS IS” BASIS WITHOUT ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, AND SELLER HEREBY DISCLAIMS AND ANY ALL REPRESENTATIONS AND WARRANTIES (OTHER THAN AS PROVIDED ELSEWHERE IN THIS AGREEMENT), WHETHER ORAL OR WRITTEN, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR TITLE, AND THOSE ARISING FROM A COURSE OF DEALING, USAGE, TRADE, CUSTOM OR PERFORMANCE. THIS DISCLAIMER SHALL ALSO APPLY TO SELLERS SUPPLIERS AND LICENSORS.

6.6	Limited License Back for Support Purposes. Effective as of the Closing Date and subject to the terms hereof, Buyer hereby grants Seller, only under such Intellectual Property Rights (other than Trademarks) as Seller may have acquired under the Asset Purchase Agreement, a non-transferable right to use the Product internally, in object code form, only for purposes of providing level 1 support and level 2 support services to (a) the following identified customers: Bankenes Betalingssentral AS (BBS) and PKWI (“Identified Customers”) and only for a period of eighteen (18) months after the Closing Date. Identified Customers are, however, free to transition to support provided entirely by Buyer, at the Identified Customer’s option.

ARTICLE 7

COVENANTS AND AGREEMENTS

7.1	Conduct of Seller Prior to the Closing. Between the date of this Agreement and the earlier to occur of the termination of this Agreement pursuant to Section 10.1 and the Closing, unless otherwise agreed in writing by Buyer, Seller will conduct the Business and operate the Acquired Assets in the usual, regular and ordinary course in substantially the same manner as heretofore conducted or operated; pay the debts and Taxes of the Business when due; pay or perform other obligations of the Business when due; use reasonable, good faith efforts to preserve intact the current

Exhibits

business organization of Seller relating to the Business, keep available the services of the current officers, employees and agents of Seller relating to the Business, and maintain the relations and goodwill with the suppliers, customers, distributors, licensors, licensees, landlords, trade creditors, employees, agents, and others having business relationships with Seller relating to the Business; confer with Buyer concerning material business or operational matters relating to the Business; use reasonable, good faith efforts to maintain all of the Acquired Assets in their current condition and to promptly replace, repair or restore such Acquired Assets in the event of any damage to or destruction of any of the Acquired Assets prior to the Closing; and maintain the Books and Records in the usual, regular and ordinary manner, on a basis consistent with prior years; all with the goal of preserving unimpaired through the Closing the Acquired Assets and Seller’s current goodwill with regard to the Business. Seller shall promptly respond to queries of Buyer concerning the status and operation of the Business and the Acquired Assets. Except as otherwise agreed to in writing by Buyer, Seller shall not:

(a)	purchase or enter into any inbound license agreement with respect to, the Intellectual Property Rights of any third party to be incorporated in or used in connection with the Products

(b)	sell, lease or otherwise transfer or dispose of, or enter into any outbound license agreement with respect to, any of the Acquired Assets, Licensed Technology or Licensed Intellectual Property with any third party, except for non-exclusive outbound license agreements entered into in the ordinary course of Business, consistent with past practice;

(c)	enter into any Contract relating to (i) the sale, license or distribution of any Product, (ii) the provision of any services relating to the Business, (iii) any of the Acquired Assets, (iv) any Licensed Technology, or (v) any Licensed Intellectual Property, except in the ordinary course of Business, consistent with past practice;

(d)	change pricing or royalties charged to customers or licensees of Seller related to the Business, except in the ordinary course of Business, consistent with past practice;

(e)	enter into any strategic arrangement or relationship or joint marketing arrangement or agreement relating to the Business;

(f)	terminate the employment of, or give notice of termination of employment to, any Business Employee;

(g)	hire any Business Employee;

(h)	change, increase or amend the rate of remuneration or amount of bonuses or other benefits or any other terms of employment of any Business Employee;

Exhibits

(i)	grant any severance or termination pay to any Business Employee, or adopt any new severance plan, amend or modify or alter in any manner any severance plan, agreement or arrangement relating to any Business Employee, except as may be required by applicable law;

(j)	adopt or amend any Employee Plan;

(k)	amend or modify, or violate the terms of, any of the Consent Required Contracts or Transferred Contracts;

(l)	commence, settle, institute, prosecute, compromise any action, suit, proceeding, arbitration, or governmental or regulatory investigation or audit or obtain the release of any threatened action, suit, proceeding, arbitration, or governmental or regulatory investigation or audit involving or related to the Business or the Acquired Assets;

(m)	take or agree in writing or otherwise to take, any of the actions described in (j) through (w) above, or any other action that would prevent Seller from performing or cause Seller not to perform any of its other covenants in this Agreement.

7.2	Notice of Certain Events. Buyer and Seller shall give prompt notice to the other of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at or prior to the Closing, and (b) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding anything in the immediately preceding sentence to the contrary, the delivery of any notice pursuant to this Section 7.2 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by any party pursuant to this Section 7.2 shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentation, breach of warranty or breach of covenant.

7.3	Circular. As soon as practicable following the date of this Agreement, Parent shall prepare and use all reasonable efforts to have cleared by the United Kingdom Listing Authority (“UKLA”) and thereafter send to its shareholders the requisite circular (including notice of the Shareholders’ Meeting) (the “Circular”) which will comply with all applicable requirements of law and the UKLA. In preparing the Circular, Parent shall notify Buyer promptly upon the receipt of any comments from the UKLA and shall consult and co-operate with the Buyer regarding all issues related to the Circular.

7.4	Meeting of Shareholders; Board Recommendation

(a)	Shareholders’ Meetings. As soon as practicable following the date of this Agreement (and in any event within five weeks thereafter), Parent will take all action necessary in accordance with the rules of the UKLA to duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders’ Meeting”) for the purpose of passing a separate ordinary

Exhibits

resolution approving each of (i) the entering into of this Agreement by the Parent (the “Resolution”); and (ii) the payment to Buyer of the amounts disclosed in Section 10.3(ii). If the Resolution is not approved at the Shareholders’ Meeting and it appears likely that the Resolution would be approved at a further meeting of the Shareholders, Parent shall convene such further meeting to approve the Resolution and take all such other action as the Buyer may reasonably request to secure approval of the Resolution as soon as reasonably practicable.

(b)	Board Recommendation. The Board of Directors of Parent (i) shall, in the Circular convening the Shareholders’ Meeting, recommend to its shareholders the passing of the Resolution, and (ii) subject to Section 7.5(c), shall not terminate, withdraw or contradict such recommendation prior to or at the Shareholders’ Meeting (or any adjournment thereof or any further meeting of the shareholders).

7.5	No Solicitation.

(a)	Prior to completion or termination of this Agreement and subject in each case to Section 7.5(c), Parent shall not, nor shall it permit any of its subsidiaries or their respective officers, directors or employees ( nor authorize or encourage any of its investment bankers or other advisers or representatives) (collectively in this Section 7.5, “Parent’s Representatives”) to (i) actively solicit, initiate or encourage the submission of any Conflicting Proposal, (ii) enter into any agreement with respect to, or approve or recommend, or propose to approve or recommend, any Conflicting Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any enquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Conflicting Proposal. Prior to completion or termination of this Agreement, and subject in each case to Section 7.5(c), Parent shall, and shall procure that the Parent’s Representatives shall, (i) notify third parties with whom Parent has commenced discussion in relation to a possible Code Offer (or offers to purchase specific assets) prior to the date of this Agreement that Parent is seeking such offers only on the basis that such offers shall not constitute Conflicting Proposals, (ii) cease discussions with any such third party who indicates that it is only prepared to consider an offer which is a Conflicting Proposal, and (iii) not give to any party who may be considering an offer any information relating to the Business or the Acquired Assets unless required to do so by the Rules of the City Code on Takeovers and Mergers.

(b)	Prior to completion or termination of this Agreement, Parent shall promptly (and in no event later than one day after such occurrence) notify Buyer of any participation by Buyer in discussions or negotiations entered into, as described in Section 7.5(a)(iii) above and whether or not the Directors of Parent have determined that Parent is required to participate in such discussions or negotiations, as required pursuant to the provisions of Section 7.5(c) below.

(c)	Parent’s obligations under Section 7.4(b)(ii) and under Section 7.5(a) are subject to: (i) the fiduciary duties of the Directors of Parent duly to consider any Superior Proposal; and (ii) the obligations of Parent and such Directors under the City Code on Takeovers and Mergers

Exhibits

or any other laws or regulations applicable to them which would require the taking of action otherwise prohibited by this Section.

(d)	For the purposes of this Section 7.5, (i) “Conflicting Proposal” means any proposal which could reasonably be expected to prevent or materially impede, interfere with or significantly delay the transactions contemplated by this Agreement, including any Code Offer (or an offer to purchase specific assets) which is on terms that are inconsistent with completion of the transactions contemplated by this Agreement, (ii) a “Code Offer” shall mean an offer to acquire all or substantially all of the issued share capital of Parent duly made under the City Code on Takeovers and Mergers, and (iii) a “Superior Proposal” shall mean a proposal which constitutes a Conflicting Proposal, which has not been solicited, initiated or encouraged by Parent and/or the Parent’s Representatives in contravention of Section 7.5(a), and which will, in the reasonable good faith opinion of the Directors of Parent, be of more benefit to the shareholders of Parent than completion of this Agreement.

7.6	Access to Information. Between the date of this Agreement and the earlier of the Closing or the termination of this Agreement, Seller shall afford Buyer and its respective officers, employees, accountants, counsel, agents and other representatives, reasonable access during normal business hours upon reasonable prior notice to (i) all of the properties, books, contracts, commitments and records of the Business and the Acquired Assets, and (ii) all Business Employees.

7.7	Confidential Information. The parties shall comply with all of their respective obligations under the Confidentiality Agreement.

7.8	Public Disclosure. No party shall issue any statement or communication to any third party (other than to their respective agents) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the prior written consent of the other party, which consent shall not be unreasonably withheld, except that this restriction shall be subject to the parties’ respective obligations to comply with applicable securities laws.

7.9	Consents. Seller or a Seller Affiliate shall assign each of the Transferred Contracts to Buyer as of the Closing. Seller shall use reasonable efforts, during the period from the date of this Agreement until the Closing, to obtain the consents, waivers, approvals and assignments under the Consent Required Contracts as may be required in connection with the Acquisition so as to assign all rights of and benefits of Seller, to Buyer, and upon the receipt of such consent, waiver, approval or assignment, as applicable, such Consent Required Contract shall be moved to Schedule 1.1(iiii) from Schedule 1.1(t). Following the Closing, Seller shall continue to use reasonable efforts for a period of six months to obtain the consents, waivers, approvals and assignments to those Contracts identified as Consent Required Contracts on Schedule 1.1(t) that were not moved to Schedule 1.1(iiii) prior to the Closing and to the extent that Seller is able to obtain any such consents, waivers, approvals or assignments, such Consent Required Contracts shall be deemed to be Transferred Contracts for all purposes under this Agreement from the time such consent, waiver, approval or assignment was delivered to Buyer, notwithstanding anything else in this Agreement to the contrary. If any such

Exhibits

consent, waiver, confirmation or approval is not obtained with respect to any Consent Required Contracts, then Seller and Buyer will cooperate to establish an arrangement reasonably satisfactory to Buyer and Seller under which Buyer would obtain, to the extent practicable, the claims, rights, and benefits and assume the corresponding liabilities and obligations thereunder in accordance with this Agreement.

7.10	Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, the parties shall use reasonable efforts to promptly take, or cause to be taken, all actions, execute and deliver such instruments, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and effectuate the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and effectuate the transactions contemplated by this Agreement for the purpose of securing to the Parties the benefits contemplated by this Agreement. After the Closing, each party will use its reasonable efforts to cooperate to execute such applications, specifications, oaths, assignments and other instruments, and take such other reasonable actions, which are necessary to apply for or perfect the other party’s interest (i) in the case of Seller, in Seller’s retained Intellectual Property Rights and (ii) in the case of Buyer, in the Transferred Intellectual Property Rights and the Intellectual Property Rights included in the Transferred Technology. Notwithstanding anything in this Section 7.10 to the contrary, nothing herein shall require any party or any of its Seller Affiliates or affiliates to agree to any divestiture of any of its respective businesses, assets or properties, or otherwise agree to the imposition of any limitation on the ability of any of them to conduct their respective businesses or to own or exercise control of such businesses, assets or properties.

7.11	Employee Matters. Prior to the Closing Date and subject to Buyer receiving evidence that each such employee has a legal right to work in his or her country of current employment, each Key Employee and each Canadian Offered Employee shall be given an Offer Letter by Buyer or an affiliate of Buyer. Prior to the Closing Date and subject to Buyer receiving evidence of a legal right to work in the relevant country, Buyer or an affiliate of Buyer shall furnish an Offer Letter to each of Parent’s Offered Non-Canadian Employees listed on Schedule 1.1(hhh), provided however that, with respect to each function listed on Schedule 1.1(hhh), Buyer shall not be required to furnish an Offer Letter to more than one individual for each region listed on such Schedule. Such Offer Letters will (a) offer employment in compliance with the standard employment terms and conditions of Buyer or the applicable affiliates of Buyer, as the case may be, with compensation and benefit packages commensurate and consistent with those given to existing Buyer employees or employees of the applicable affiliates of Buyer, as the case may be, in the same or similar geographic market and job classifications (provided that with respect to Canadian Offered Employees, such employees will be offered the same annual base salary as provided by Seller as of the date hereof), (b) supersede any prior employment agreements and other arrangements with such Offered Employee in effect prior to the Closing Date and (c) provide that the offers of employment will be conditional on the completion of the transactions contemplated by this Agreement and that such offers of employment will be effective as of the Closing Date. Other than as required by applicable

Exhibits

law, Buyer shall not be obligated to recognize or give credit for service or deemed service of the Offered Employees prior to the Closing Date. The Seller shall indemnify and hold harmless the Buyer from and against all Losses suffered or incurred by the Buyer as a result of or arising directly or indirectly out of, in connection with or pursuant to any claims by any Business Employees, other than claims by Continuing Employees with respect to their employment with the Purchaser.

The Seller Group agrees to administer the accrued benefits under the Manulife Financial Registered Pension Plan Policy #1074368 in respect of the Continuing Employees materially in accordance with (i) the terms thereof, (ii) all applicable laws, including, without limiting the generality of the foregoing, the applicable pension and tax legislation, and (iii) the administrative practices of the applicable pension regulator and tax authorities.

7.12	Covenant Not to Solicit.

(a)	Beginning on the Closing Date and ending on the first anniversary of the Closing Date, Seller shall not directly or indirectly solicit, encourage or take any other action which is intended to induce or encourage any Continuing Employee to terminate his or her employment with Buyer, or hire any Continuing Employee.

(b)	Beginning on the Closing Date and ending on the first anniversary of the Closing Date, Buyer shall not directly or indirectly solicit, encourage or take any other action which is intended to induce or encourage any employee of Seller Group (other than the Continuing Employees) to terminate his or her employment with Seller or any member of the Seller Group, or hire any employee of Seller Group (other than the Business Employees); provided, however, Buyer shall not be in breach of this provision if any employee of Seller Group (i) is involuntarily terminated as an employee of Seller or any member of the Seller Group; (ii) voluntarily and independently approaches and obtains employment with Buyer after a date which is at least six (6) months following the date that such employee is no longer employed by Seller or any member of the Seller Group, (iii) is presented to Buyer by an executive search firm or similar business engaged by Buyer in the ordinary course of Buyer’s business, or (iv) is presented to Buyer by any solicitation through the placement of general employment advertising, internet postings, or other publication for general circulation.

7.13	Transition. During the period between the signing of this Agreement and the Closing, Seller and Buyer shall cooperate with one another in creating joint plans for the transition of the Business and the Acquired Assets from Seller to Buyer at and after the Closing. Seller shall not take any action that is intended to have the effect of discouraging any licensor, customer, supplier, or other business associate of the Business from maintaining the same business relationship with Buyer after the Closing as it maintained with Seller prior to the Closing. For a period of six (6) months following the Closing, Seller shall use its reasonable efforts to refer all customer inquiries relating to the Business to Buyer.

7.14	Allocation of the Purchase Price. The Seller Group and Buyer agree to work together between the date hereof and the Closing Date to allocate the Purchase Price among the Acquired

Exhibits

Assets and to report the sale and purchase of the Purchased Assets for all federal, provincial and local tax purposes in a manner consistent with such allocation. Buyer and the Seller Group agree that if any taxing authority does not agree with any allocation of the Purchase Price agreed to between the parties in accordance with the foregoing, the Seller Group and Buyer shall use their best efforts and good faith to agree upon a different allocation acceptable to the relevant authority and, if the parties are so able to agree, they shall thereafter amend the allocation and their income tax returns accordingly; provided, however that nothing contained herein shall be construed so as to require any party to commence or participate in any litigation or administrative process challenging the determination so made by any applicable authority.

7.15	Mail Handling. After the Closing Date, to the extent Seller receives any mail or packages addressed and delivered to Seller but related to the Business or the Acquired Assets, Seller agrees that it will promptly transfer or deliver or cause to be promptly transferred or delivered to Buyer.

7.16	Obligations of Seller Affiliates. Parent shall cause and direct each Seller Affiliate to (i) perform the obligations of such Seller Affiliate under this Agreement and Ancillary Agreements; and (ii) take all such actions as are necessary to effect the transactions contemplated by this Agreement and Ancillary Agreements.

7.17	Additional Documents, Further Assurances and Cooperation; Power of Attorney. Effective at the Closing, Seller hereby constitutes and appoints Buyer the true and lawful attorney of Seller, with full power of substitution, in the name of Seller or Buyer, but on behalf of and for the benefit of Buyer and at Buyer’s cost and expense: (i) to demand and receive from time to time any and all the Acquired Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute and settle any and all actions or proceedings that Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Acquired Assets; (iii) to defend or settle any or all actions proceedings in respect of any of the Acquired Assets (other than actions or proceedings which Seller acknowledges and agrees in a written instrument signed by Seller and delivered to Buyer constitute Excluded Liabilities); and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as Buyer shall deem necessary or desirable. Seller hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason. Seller shall deliver to Buyer at the Closing an acknowledged power of attorney to the foregoing effect executed by Seller.

7.18	Confidential Information known to Continuing Employees. The Parties agree that Seller’s Confidential Information related to the Business and known to the Continuing Employees is included in the Acquired Assets under this Agreement. Accordingly, to the extent a Continuing Employee hired by Buyer would, as a result of an employment or other agreement between Seller and that Continuing Employee, be restricted from disclosing Confidential Information to Buyer or from using information on Buyer’s behalf or otherwise in connection with the Continuing Employee’s employment by Buyer, Seller agrees to, and hereby does waive, in favor of Purchaser, any right that it may have to enforce such restrictions and consents to Buyer’s use and disclosure of such information for its own benefit and on its own behalf, without restriction.

Exhibits

7.19	Knowledge of Buyer. Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Buyer shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities by, Seller made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by Buyer.

7.20	Indivisible Contracts. For each Indivisible Contract, Seller agrees that, at the request of Buyer and/or Buyer’s affiliates, it will seek to achieve an arrangement, mutually acceptable to Buyer, Seller and the counter party to such Indivisible Contract, whereby Buyer may provide to such counter party products or services relating to the Business as called for or permitted pursuant to such Indivisible Contract and Buyer will assume the associated obligations under such Indivisible Contract as they relate to the Business. With respect to any obligations under Indivisible Contracts which relate to the Business, Seller may request Buyer to provide reasonable support and/or limited licenses in order to assist Seller in complying with the related obligations under such agreements; provided however, that the terms under which Buyer may determine to provide to Seller any of such support or licenses, including any fees, shall be subject to the mutual agreement of Buyer and Seller.

7.21	GST. The Buyer and the Seller or the applicable Seller Affiliate, as the case may be, shall elect jointly under Subsection 167(1) of the GST Legislation, in the form prescribed for the purposes of that subsection, in respect of the sale and transfer of the Acquired Assets hereunder, and Buyer shall file such election in its GST return for its reporting period that includes the Closing Date.

7.22	Books and Records. After the Closing Date and for a period consistent with Buyer’s standard record retention policies, Buyer will, in connection with any Tax or other matter relating to the Business for any period ending on or prior to the Closing Date retain and, as Seller may reasonably request, permit Seller and its agents to inspect and copy, at Seller’s expense, all Books and Records that pertain to the matter in question and relating to the periods ending on or prior to the Closing date. After the Closing Date, Seller shall provide Buyer and its agents reasonable access to books and records retained by Seller for any reasonable business purpose specified by Buyer.

7.23	Additional Payment. In the event that: (i) Buyer shall have waived, in whole or in part, the condition to Closing set forth in Section 8.2(p), (ii) the Closing shall have occurred, and (iii) a Restriction Release has not been delivered by Parent by December 31, 2003 with respect to all Restrictions, then Parent shall pay on December 31, 2003 in immediately available funds to Buyer the sum of (A) GBP 1,245,000 less (B) all amounts paid or payable (under an existing claim) to Buyer pursuant to Section 9.2(a)(iii). The obligations of Parent under this Section 7.23 shall not be affected by any matters disclosed to Buyer on or prior to the Closing Date.

7.24	UAE Agreement. Parent shall not extend the termination date of the UAE Agreement as it relates to the Product beyond December 31, 2003.

Exhibits

7.25	Excluded Tangible Assets. Buyer shall have the right to elect, at its sole discretion, not to have transferred to it any tangible assets related to the Business other than the Tangible Assets, and shall notify Seller of its election thereof prior to the Closing Date.

ARTICLE 8

CONDITIONS TO THE CLOSING

8.1	Conditions to Each Party’s Obligation. The respective obligations of Buyer and Seller to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)	No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending.

(b)	No Order. No Governmental Entity shall have enacted, issued, promulgated or enforced any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Acquisition or the other transactions contemplated by this Agreement or any of the Ancillary Agreements illegal or otherwise prohibit the consummation of any of the foregoing.

(c)	Shareholder Approval. This Agreement shall have been approved and adopted by an ordinary resolution at a duly convened meeting of the shareholders of Parent, in accordance with the rules of the UKLA.

(d)	Governmental Approvals. All approvals from Governmental Entities, if any, required to consummate the transactions contemplated hereby shall have been timely obtained.

8.2	Condition to Buyer’s Obligation. The obligation of Buyer to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(a)	Representations and Warranties. The representations and warranties of Seller in this Agreement shall have been true and correct on the date of this Agreement and shall have been true and correct in all material respects on and as of the Closing (other than those representations and warranties which were qualified by terms such as “material,” “materially,” or “Material Adverse Effect,” which representations and warranties so qualified shall have been true and correct in all respects on and as of the Closing).

Exhibits

(b)	Covenants. Seller shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Seller as of or prior to the Closing.

(c)	Litigation. There shall be no material action, suit, proceeding, arbitration, or governmental or regulatory investigation or audit of any nature pending against (i) Seller, its properties or any of its officers or directors arising out of, or in any way connected with, the transactions contemplated hereby, or (ii) the Business, the Products, the Acquired Assets or the Offered Employees.

(d)	Third Party Consents. Buyer shall have received all consents, waivers, approvals, and assignments identified on Schedule 8.2(d), which Schedule may be updated by Buyer, at its sole discretion, between the date hereof and July 11, 2003.

(e)	Release of Liens. Buyer shall have received from Seller a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Buyer, that are necessary or appropriate to evidence the release of all Liens identified on Schedule 8.2(e).

(f)	No Material Adverse Effect. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect.

(g)	New Employment Arrangements. Each of the Key Employees, eighty percent (80%) of the Offered Canadian Employees and each of the Offered Non-Canadian Employees listed on Schedule 1.1(hhh) shall have entered into employment arrangements with Buyer or one of its affiliates pursuant to his or her execution of an Offer Letter which indicates that, conditioned upon the Closing, he or she agrees to be an employee of Buyer or one of its affiliates; provided, however that, with respect to the Offered Non-Canadian Employees, to the extent Schedule 1.1 (hhh) indicates that, with respect to any specific function in any specific region, more than one employee listed, e.g., “the support function in EMEA” or “the Sales Rep. function in the U.S.”, then, with respect to the Offered Non-Canadian Employees, this condition is satisfied as to the extent at least one of such employees agrees to be an employee of Buyer or one it its affiliates.

(h)	Deliveries. Seller shall have delivered to Buyer executed copies of the Ancillary Agreements to which it is a party, and such Ancillary Agreements shall be in full force and effect.

(i)	Legal Opinion of Seller and Parent. Buyer shall have received a legal opinion from Goodmans LLP, legal counsel to the Seller, in a form reasonably acceptable to Buyer and a legal opinion from Parent in a form reasonably acceptable to Buyer.

(j)	Allocation of the Purchase Price. Seller and Buyer shall have agreed to an allocation of the Purchase Price among the Acquired Assets in a manner reasonably acceptable to Buyer.

Exhibits

(k)	Certificate of Seller. Buyer shall have received a certificate, validly executed by an executive officer of Seller for and on its behalf, to the effect that:

(i)	All representations and warranties made by Seller in this Agreement were true and correct on the date of this Agreement and are true and correct in all material respects on and as of the Closing (other than those representations and warranties which were qualified by terms such as “material,” “materially,” or “Material Adverse Effect,” which representations and warranties so qualified are true and correct in all respects on and as of the Closing); provided that the representation in the first sentence of Section 4.10(n) will be considered to be qualified to the Seller’s knowledge for purposes of this Section;

(ii)	All covenants and obligations under this Agreement to be performed or complied with by Seller on or prior to the Closing have been so performed or complied with in all material respects; and

(iii)	The conditions to the obligations of Buyer set forth in this Section 8.2 have been satisfied (unless otherwise waived in accordance with the terms of this Agreement).

(l)	Certificate of Secretary of Parent. Buyer shall have received a certificate, validly executed by the Secretary or an Assistant Secretary of Parent, certifying as to (i) the terms and effectiveness of the Constating Documents of Parent, Seller and any Seller Affiliates executing any Ancillary Agreements, (ii) the valid adoption of resolutions of the Board of Directors of Parent approving this Agreement and the consummation of the transactions contemplated hereby and (iii) the incumbency of the officers executing this Agreement or any of the Ancillary Agreements to which Seller or any Seller Affiliate is a party.

(m)	Bulk Sales Compliance. Buyer shall have been furnished with evidence satisfactory to it that the purchase and sale of the Acquired Assets shall be in compliance with the provisions of the Bulk Sales Act (Ontario), which compliance may be in the form of an order of the court granted pursuant to Section 3 of the Bulk Sales Act (Ontario).

(n)	Retail Sales Tax Certificate. Buyer shall have been furnished by Seller or a Seller Affiliate a certificate issued by the Minister of Revenue of Ontario under subsection 6(1) of the Retail Sales Tax Act (Ontario).

(o)	Intellectual Property Deliveries. Seller shall have:

(i)	Delivered to Buyer a duly completed form of registration and transfer for the Copyright in the current version of the Product, in a form acceptable to Buyer;

(ii)	Delivered to Buyer a complete and accurate list of the files comprising the current version of the Product, which will be added to Schedule 1.1(nnn);

Exhibits

(iii)	Delivered to Buyer documents demonstrating that Seller has taken all reasonable actions to have Seller be listed as the owner of record at the PTO for any Patents included in the Transferred Intellectual Property Rights.

(p)	Restriction Release. With respect to each Restriction, Parent shall have delivered to Buyer (i) a fully executed copy of the associated Restriction Release and (ii) an officer’s certificate executed by an executive officer of Parent stating that each Restriction is no longer in effect and that each Restriction Release has been duly authorized, executed and delivered by Parent and is a binding and enforceable Contract.

(q)	Amendment of Agreement. The Source Code Escrow Agreement among Baltimore Technologies Limited, NCC Escrow International Limited and Baltimore Technologies Japan Co., Ltd. (the “BTJ Source Code Agreement”) shall have been amended such that the source code release events in such agreement shall contain only the standard release events described paragraph 6.1 of the NCC Escrow Form attached as Schedule 8.2(q) and Buyer shall be reasonably satisfied, and an officer of the Seller shall certify, that (a) no events shall have occurred prior to Closing that would result in a source code release event under the BTJ Source Code Escrow Agreement and that (b) consummation of the transactions contemplated by this Agreement, in and of itself, would not result in a source code release event under such agreement.

8.3	Condition to Seller’s Obligation. The obligation of Seller to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

(a)	Representations and Warranties. The representations and warranties of Buyer in this Agreement shall have been true and correct on the date of this Agreement and shall have been true and correct in all material respects on and as of the Closing (other than those representations and warranties which were qualified by terms such as “material,” “materially,” or “Material Adverse Effect,” which representations and warranties so qualified shall have been true and correct in all respects on and as of the Closing).

(b)	Covenants. Buyer shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Buyer as of or prior to the Closing.

(c)	Deliveries. Buyer shall have delivered to Seller executed copies of the Ancillary Agreements to which it is a party, and such Ancillary Agreements shall be in full force and effect.

(d)	Officer’s Certificate of Buyer. Seller shall have received a certificate, validly executed by an executive officer of Buyer for and on its behalf, to the effect that:

(i)	All representations and warranties made by Buyer in this Agreement were true and correct on the date of this Agreement and are true and correct in all material respects

Exhibits

on and as of the Closing (other than those representations and warranties which were qualified by terms such as “material,” “materially,” or “Material Adverse Effect,” which representations and warranties so qualified are true and correct in all respects on and as of the Closing).

(ii)	All covenants and obligations under this Agreement to be performed or complied with by Buyer on or prior to the Closing have been so performed or complied with in all material respects; and

(iii)	The conditions to the obligations of Seller set forth in this Section 8.3 have been satisfied (unless otherwise waived in accordance with the terms of this Agreement).

(e)	Certificate of Secretary of Buyer. Seller shall have received a certificate, validly executed by the Secretary or an Assistant Secretary of Buyer, certifying as to (i) the terms and effectiveness of the Constating Documents of Buyer, (ii) the valid adoption of the resolutions of the Board of Directors of Buyer approving this Agreement and the consummation of the transactions contemplated hereby, and (iii) the incumbency of the officers executing this Agreement or any of the Ancillary Agreements to which Buyer is a party.

ARTICLE 9

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

9.1	Survival. The representations and warranties of Seller and Parent contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate on the date which is one year following the Closing Date (the “Indemnification Period”); provided, however that the representations and warranties of Seller contained in Section 4.2 shall survive indefinitely, and the representations and warranties contained in Section 4.7 and Section 4.10 shall not terminate until the expiration of the applicable statute of limitations. The representations warranties of Buyer contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing.

9.2	Indemnification.

(a)	Parent agrees to indemnify and hold the Indemnified Parties harmless against all Losses paid, incurred, accrued or sustained by the Indemnified Parties (or any of them), directly or indirectly, as a result of (i) any breach of a representation or warranty of Seller or Parent contained in this Agreement (including the Disclosure Schedule) or in any certificate, instrument, or other document delivered pursuant to this Agreement, (ii) any failure by Seller or Parent to perform or comply with any covenant applicable to it contained in this Agreement or any Ancillary Agreement to which it is a party, (iii) any Excluded Liabilities, (iv) Seller’s or Parent’s failure to deliver (or have delivered) to Buyer any of the Acquired Assets, or (v) any failure of Seller to obtain Restriction Release for each Restriction; provided, however, that Parent’s indemnification obligations pursuant to Section 9.2(a)(v) shall terminate immediately upon payment by Parent to Buyer of the amount described in Section 7.23.

Exhibits

(b)	Nothing contained in this Section 9.2 or elsewhere in this Agreement shall limit the liability of Parent for any reach of or inaccuracy in any representation, warranty or covenant of Seller or Parent if the Acquisition does not occur.

9.3	Limitations on Indemnification.

(a)	Parent shall not be liable under Section 9.2 for any Loss paid, incurred, accrued or sustained by an Indemnified Party as a result of any breach or inaccuracy of a representation or warranty of Seller or Parent contained in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement until the Indemnified Parties (or any of them), have delivered to Seller or Parent one or more Officer’s Certificates identifying Losses paid, incurred, accrued or sustained are in excess of the Basket Amount in which case the Indemnified Parties, or any of them, shall be entitled to recover all Losses so identified, to the extent such Losses have been finally determined to be payable by Seller or Parent pursuant to Section 9.4 or Section 9.5. Notwithstanding the immediately preceding sentence, Buyer shall be entitled to recover for, and the Basket Amount shall not apply as a threshold to, (i) any Loss incurred, accrued or sustained by an Indemnified Party arising or resulting from fraud or fraudulent misrepresentation with respect to representations and warranties of Seller or Parent contained in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement, or (ii) any Losses incurred as a result of Excluded Liabilities.

(b)	Following the Closing, the maximum aggregate liability of Parent under this Agreement pursuant to Section 9.2(a)(i) and (ii), shall not exceed fifteen percent (15%) of the Purchase Price and the maximum aggregate liability of Parent under this Agreement pursuant to Section 9.2(a)(v) shall not exceed fifteen percent (15%) of the Purchase Price; provided, however, that notwithstanding the foregoing, nothing contained in this Section 9.3(b) or elsewhere in this Agreement shall be deemed to limit, restrict or otherwise impair or deny any claim or right that Buyer or any other Indemnified Party may have against Parent or any other person as a result of: (i) intentional, knowing or willful breach of this Agreement, fraud, or similar circumstances or (ii) Losses incurred as a result of Excluded Liabilities. Buyer agrees that its exclusive remedy (and the exclusive remedy of any Indemnified Party) against Parent in respect of Losses is as set forth in this Article 9. Buyer agrees that its indemnification rights pursuant to this Article 9 shall be its sole and exclusive remedy against Parent with respect to any Loss paid, incurred, accrued or sustained after the Closing.

9.4	Indemnification Procedure. An Indemnified Party seeking indemnification shall deliver an Officer’s Certificate to Seller. Seller may object to such any claim set forth in such Officer’s Certificate by providing written notice to such Indemnified Party specifying the basis for Seller’s objection, within ten (10) business days following delivery of such Officer’s Certificate to Seller. If an objection to the amount of Losses specified in such Officer’s Certificate is provided by Seller, and Seller and the Indemnified Party are unable to resolve such dispute after good faith discussions within ten (10) business days following the delivery of such objection notice, such dispute shall be resolved in accordance with an arbitration proceeding conducted by ADR Chambers, Inc., in Toronto, Ontario, in accordance with the procedures established by ADR Chambers, Inc. If no such objection is made, Seller shall promptly pay the claim.

Exhibits

9.5	Third Party Claims. In the event Buyer becomes aware of a third-party claim that Buyer reasonably believes may result in a demand for indemnification pursuant to this Article 9, Buyer shall notify Seller of such claim, and Seller shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such claim. Buyer shall have the right in its sole discretion to conduct the defense of and settle any such claim; provided, however, that except with the consent of the Seller, no settlement of any such claim with third-party claimants shall be determinative of the amount of Losses relating to such matter. In the event that Seller has consented to any such settlement, Seller shall have no power or authority to object under any provision of this Article 9 to the amount of any claim by Buyer against Seller with respect to such settlement. If there is a third-party claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts incurred or accrued in defense of such third-party claim, regardless of the outcome of such claim, shall be deemed Losses hereunder.

ARTICLE 10

TERMINATION, AMENDMENT AND WAIVER

10.1	Termination. Except as provided in Section 10.2. this Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing:

(a)	By the mutual written agreement of the parties;

(b)	By either Buyer or Seller, if (i) the Closing has not occurred by September 30, 2003; provided, however, that the right to terminate this Agreement under this Section 10.1(b), (i) shall not be available to any party whose willful failure to fulfill any obligation hereunder or other breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; (ii) there shall be in effect a final nonappealable order of a federal, state or provincial court preventing consummation of the Acquisition; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Entity that would make consummation of the Acquisition illegal;

(c)	By Buyer, if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Seller and (i) Seller is not using its commercially reasonable efforts to cure such breach, or has not cured such breach within 15 days, after notice of such breach has been give by Buyer to Seller in accordance with Section 11.1; provided, however, that, no cure period shall be required for any such breach which by its nature cannot be cured and (ii) as a result of such breach, one or more of the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied at or prior to the Closing;

Exhibits

(d)	By Seller, if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer and (i) Buyer is not using its commercially reasonable efforts to cure such breach, or has not cured such breach within 15 days, after notice of such breach has been give by Seller to Buyer in accordance with Section 11.1; provided, however, that, no cure period shall be required for any such breach which by its nature cannot be cured and (ii) as a result of such breach, one or more of the conditions set forth in Section 8.1 or Section 8.3 would not be satisfied at or prior to the Closing;

(e)	By Buyer, if there shall have occurred any event or condition of any character that has had a Material Adverse Effect;

(f)	By Buyer, if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued after the date of this Agreement by any Governmental Entity, which would (i) prohibit or materially and adversely restrict Buyer’s ownership or operation of any portion of the Business of the Acquired Assets or (ii) compel Buyer to dispose of or hold separate all or any portion of the Acquired Assets or the Business as a result of the Acquisition; or

(g)	By either Buyer or Seller if (i) the Resolution is not duly passed at the Shareholders’ Meeting (or any adjournment thereof) or at any further meeting required to be convened under Section 7.4; provided, however, that the right to terminate this Agreement under this Section 10.1(g) shall not be available to Seller where the failure to obtain approval of the Resolution shall have been caused by the action or failure to act of Seller or its Board of Directors, except to the extent otherwise permitted by Section 7.5; or (ii) Seller enters into an agreement to complete a transaction based on a Conflicting Proposal in compliance with Section 7.5.

(h)	By Buyer upon any failure by Parent to comply with the requirements of Section 7.5(b).

10.2	Procedure for and Effect of Termination.

(a)	In the event of the termination of this Agreement by any of the parties in accordance with Section 10.1, written notice to the non-terminating party shall be given by the terminating party in accordance with Section 11.1.

(b)	In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer or Seller, or their respective officers, directors or stockholders, provided that each Party shall remain liable for any fraud, intentional misrepresentation or willful or intentional breach of this Agreement prior to its termination; and provided further, that the provisions of Section 7.7, Article 11, this Section 10.2 and the applicable definitions in Article 1 shall remain in full force and effect and survive any termination of this Agreement.

Exhibits

10.3	Payment by Seller. Seller agrees that it shall pay to Buyer (i) GBP 83,000 (which Seller acknowledges is not subject to approval of Parent’s shareholders in general meeting); and (ii) subject to approval of the shareholders of Parent in general meeting in accordance with the Listing Rules of the UKLA, GBP 317,000, in each case exclusive of any value added tax chargeable thereon, (in aggregate the “Termination Fee”) as compensation for its out-of-pocket costs and expenses incurred in connection with the entering into of this Agreement and the transactions contemplated by this Agreement in the event this Agreement is terminated by Buyer or Seller:

(a)	pursuant to Section 10.1(g)(i), provided that within 12 months of the date of termination of this Agreement, Seller shall have completed a transaction based on a Conflicting Proposal (in which case Seller shall pay the Termination Fee to Buyer upon consummation of such transaction); or

(b)	pursuant to Section 10.1(g)(ii) (in which case Seller shall pay the Termination Fee to Buyer within two business days of the Termination of this Agreement).

10.4	Amendment. This Agreement may be amended by the parties only by the execution and delivery of an instrument in writing signed on behalf of both parties.

10.5	Extension; Waiver. At any time prior to the Closing, Buyer, on the one hand, and Seller, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations or warranties made to such party contained herein or in any certificate, instrument or other document delivered pursuant the this Agreement, on or prior to the Closing Date, (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein and (d) waive any conditions to the Closing contained herein. No such waiver shall operate as a waiver of any further or other inaccuracies or breaches. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument and signed and delivered on behalf of such party.

ARTICLE 11

MISCELLANEOUS

11.1	Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by pre-paid overnight or same-day commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Buyer, to:

Hewlett-Packard (Canada) Co.

5150 Spectrum Way

Exhibits

Mississauga, Ontario

L4W 5G1

Fax: (905) 206-4191

with a copy to each of (which shall not constitute notice):

Hewlett-Packard Company

3000 Hanover Street

Palo Alto, California 94304

Attention: General Counsel

Fax: (650) 857 4837

and

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attn: Martin W. Korman, Esq.

Fax: (650) 493-6811

(b)	if to Parent, to:

Baltimore Technologies plc

Innovation House

Mark Road

Hemel Hempstead

Hertfordshire

HP2 7DN

Fax: +44 1442 266 438

(c)	if to Seller, to:

Baltimore Technologies Inc.

121 King Street West, Suite 1000

P.O. Box 10

Toronto, Ontario

M5H 3T9

Fax: (416) 504 2399

with a copy to (which shall not constitute notice):

Goodmans LLP

250 Yonge Street, Suite 2400

Toronto, Ontario

M5B 2M6

Attn: Tim Heeney

Fax: (416) 979-1234

Exhibits

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 11.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 11.1, be deemed given upon facsimile confirmation, and (c) if delivered by messenger or courier to the address as provided in this Section 11.1, be deemed given on the earlier of the first business day following the date sent by such messenger or courier upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 11.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

11.2	Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Ancillary Agreements and the documents and instruments and other agreements among the parties referenced herein or therein constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

11.3	No Third Party Beneficiaries. This Agreement is solely for the benefit of (a) Buyer and its successors and permitted assigns with respect to the obligations of Seller under this Agreement and (b) Seller and its successors and permitted assigns with respect to the obligations of Buyer under this Agreement. This Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, right to reimbursement, cause of action or other right, unless expressly provided for in this Agreement.

11.4	Headings. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way effect this Agreement.

11.5	Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.6	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Exhibits

11.7	Consent to Jurisdiction. In the event either party to this Agreement commences any litigation, proceeding or other legal action in connection with or relating to this Agreement, any Ancillary Agreement or any matters contemplated hereby or thereby, each party to this Agreement hereby (a) agrees that any such litigation, proceeding or other legal action may be brought in a court of competent jurisdiction located within Toronto, Ontario, Canada, (b) agrees that in connection with any such litigation, proceeding or action, such party will consent and submit to personal jurisdiction in any such court described in clause (a) of this Section 11.7 and to service of process upon it in accordance with the rules and statutes governing service of process, (c) agrees to waive to the full extent permitted by applicable law any objection that it may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum, (d) agrees as an alternative method of service to service of process in any such litigation, proceeding or action by mailing of copies thereof to such party at its address set forth in Section 11.1, (e) agrees that any service made as provided herein shall be effective and binding service in every respect, and (f) agrees that nothing herein shall affect the rights of either party to effect service of process in any other manner permitted by applicable law.

11.8	Waiver of Jury Trial. EACH OF BUYER AND SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER OR SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF, INCLUDING THE REPUDIATION OF THIS AGREEMENT.

11.9	Assignment. No party may assign or delegate either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

11.10	Successors and Assigns. The obligations of Buyer and each member of the Seller Group under this Agreement shall be binding upon each of them and their respective successors and permitted assigns. The rights of Buyer and each member of the Seller Group under this Agreement shall inure to the benefit of each of them and their respective successors and permitted assigns. Seller shall ensure that any third party purchasing the shares or assets of any member of the Seller Group shall continue to be bound by the obligations hereunder or the Seller Group shall retain sufficient resources to ensure that it is able to continue to provide the benefits hereunder.

11.11	Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

11.12	Fees and Expenses. Subject to Section 9.2 all fees, costs and expenses incurred by a party in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses, including fees, costs and expenses of any broker, finder, attorney or other similar agent.

Exhibits

11.13	Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or Canada or any state or province having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.14	Exhibits and Schedules. The Exhibits and Schedules to this Agreement, including the Disclosure Schedule, form an integral part of this Agreement and are hereby incorporated by reference into this Agreement wherever reference is made to them to the same extent as if they were set out in full.

11.15	Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

[Remainder of page left intentionally blank]

Exhibits

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HEWLETT-PACKARD (CANADA) CO.

By:	Paul Tsaparis
Name:
Title:

BALTIMORE TECHNOLOGIES INC.

By:
Name:
Title:

BALTIMORE TECHNOLOGIES PLC

By:
Name:
Title:

Exhibits

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HEWLETT-PACKARD (CANADA) CO.

By:
Name:
Title:

BALTIMORE TECHNOLOGIES INC.

By:	S. J. ENOCH
Name:	Simon ENOCH
Title:	Director

BALTIMORE TECHNOLOGIES PLC

By:	Bijan KHEZRI
Name:	Bijan KHEZRI
Title:	CEO, Director